LEASE AGREEMENT

Between

BANK OF AMERICA, N.A.

as Tenant

and

FIRST STATES INVESTORS 4100A, LLC

as Landlord

Dated as of September 24, 2003

Leased Property:  74 Group “A” Properties Located in North Carolina

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24.	NOTICES:	39

25.	ESTOPPEL CERTIFICATES:	40

26.	NO MERGER:	40

27.	SURRENDER:	40

28.	SEPARABILITY:	41

29.	BINDING EFFECT; MERGER, CONSOLIDATION AND DISPOSAL OF ASSETS:	41

30.	SHOWING:	41

31.	NATURE OF LANDLORD’S OBLIGATIONS:	42

32.	SUBORDINATION:	42

33.	ARBITRATION:	42

34.	GRANTING OF EASEMENTS, ETC.:	46

35.	WAIVER OF TRIAL BY JURY	47

36.	RECORDING OF LEASE	47

37.	MISCELLANEOUS:	48

38.	TERMINATION OF ORIGINAL LEASE:	48

SCHEDULE A	DESCRIPTION OF LEASED PROPERTY; BASIC RENT SCHEDULE
SCHEDULE B	INTENTIONALLY OMITTED
SCHEDULE C	TERMINATION VALUES
SCHEDULE D	FORM OF ESTOPPEL CERTIFICATE
SCHEDULE E	PERMITTED ENCUMBRANCES
SCHEDULE F	FORM OF SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of September __, 2003, between FIRST STATES INVESTORS 4100A, LLC (“Landlord”), a Delaware limited liability company, having an office c/o First States Group, L.P., 1725 The Fairway, Jenkintown, Pennsylvania 19046, and BANK OF AMERICA, N.A. (“Tenant”), a national banking association organized under the laws of the United States, having an office at 100 North Tryon Street, 52nd Floor, Charlotte, North Carolina 28255.

BACKGROUND OF AGREEMENT

WHEREAS, NCNB National Bank of North Carolina (the predecessor in interest to Tenant) and PREFCO III Limited Partnership (the predecessor in interest to PREFCO III Realty LLC) (“Prefco”) were parties to a certain Lease dated as of December 1, 1988 (as heretofore amended or modified, the “Original Lease”); and

WHEREAS, First States Group, L.P. has acquired the interest of Prefco, as landlord, in and to the Original Lease, and, with respect to the Leased Property hereinafter described in Article 2, has assigned such interest to Landlord; and

WHEREAS, Landlord has also acquired from Liberty North Carolina Inc. (the “Remainderman”) the interest of the Remainderman in the Leased Property, so that Landlord owns the entire fee interest in the land and improvements that constitute the Leased Property; and

WHEREAS, Landlord and Tenant desire to terminate the Original Lease as it pertains to the Leased Property and enter into this Lease for the purpose of setting forth their agreement respecting the Leased Property, all as more fully hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound, Landlord and Tenant covenant and agree as follows:

1.           DEFINITIONS:

As used in this Lease the following terms have the meanings set forth below.  Defined terms used in the Background of Agreement above, but not defined below, shall have the meanings set forth in the Original Lease:

“AAA” shall have the meaning given to that term in Paragraph (d) of Article 33 hereof.

“Additional Improvements” shall have the meaning given to that term in Paragraph (a) of Article 12 hereof.

“Additional Rent” shall have the meaning given to that term in Paragraph (c) of Article 4 hereof.

“Affiliate” or “Affiliates” means any person or entity controlling, controlled by, or under common control with another such person or entity.  “Control” as used herein shall mean the possession, direct or indirect, or the power to direct or cause the direction, of the management and policies of such controlled person or entity.  The ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote in, the ordinary direction of its affairs, more than fifty percent (50%) of the voting interest in, any person or entity shall be presumed to constitute such control.  In the case of Landlord (if Landlord is a partnership), the term Affiliate shall also include any person or entity controlling or controlled by or under common control with any general partner of Landlord or any general partner of Landlord’s general partner.

“Aggregate FMRV Rent” shall have the meaning given to that term in Paragraph (e)(i) of Article 4 hereof.

“Alteration Threshold” shall have the meaning given to that term in Paragraph (a) of Article 12 hereof.

“Applicable Rate” shall mean an annual rate of interest equal to the lesser of (i) the Prime Rate plus two percent (2%) and (ii) the maximum contract interest rate per annum allowed by North Carolina law.

“Appraiser” shall mean an independent professional real estate appraiser, MAI or equivalent, with at least ten (10) years’ experience appraising commercial real estate comparable to the Leased Property, who shall be associated with a nationally-recognized real estate services firm offering appraisal services, with local offices in the region where the Leased Property is located, and which firm is not under contract with or otherwise so associated with either Landlord or Tenant as to reasonably impair its or their ability to render impartial judgments (it being agreed that an Appraiser that performs residential or commercial property appraisals for Tenant in Tenant’s capacity as a mortgage lender shall not be disqualified from serving as an Appraiser solely as a result of such other relationship with Tenant).

“Approval Matter” shall have the meaning given to that term in Paragraph (b)(ii) of Article 33 hereof.

“Arbitration Notice” shall have the meaning given to that term in Paragraph (b)(i) of Article 33 hereof.

“Bankruptcy Act” shall mean Title 11 of the United States Code and any other Federal insolvency or similar law, now or hereafter in effect.

“Base Price Index” shall mean the CPI for September 2003.

“Basic Rent” shall have the meaning given to that term in Paragraph (a) of Article 4 hereof.

“Binding ADR Dispute” shall have the meaning given to that term in Paragraph (b)(ii) of Article 33 hereof.

“Business Day” shall mean any day except Saturdays, Sundays, the days observed by the Federal, Commonwealth of Pennsylvania or State of North Carolina governments as public holidays, and days which Tenant observes as regularly scheduled bank holidays.

“Casualty” shall have the meaning given to that term in Paragraph (a) of Article 13 hereof.

“CPI” shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for “All Urban Consumers” in the table entitled “Consumer Price Index: United States City Average,” or any successor index thereto, all Items (1982-84=100) for the calendar year in question.  In the event that the CPI is converted to a different standard reference base or otherwise revised, the determination of amounts hereunder to be determined by reference to the CPI shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics or, if not so published, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information, or if a conversion factor, formula or table is unavailable, Landlord and Tenant shall agree on another method to adjust the CPI, or any successor thereto, to the figure that would have been arrived at had the manner of computing the CPI in effect on the date of this Lease not been altered. If Landlord and Tenant fail to agree upon a conversion factor, formula, table or other method, the matter will be submitted for resolution by a nationally recognized firm of certified public accountants selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, at Tenant’s expense.

“Commencement Date” shall mean September __, 2003, or such later date as Landlord shall acquire title to the Leased Property from Prefco.

“Condemnation” shall have the meaning given to that term in Paragraph (a) of Article 13 hereof.

“Contaminated Property” shall have the meaning given to that term in Paragraph (e) of Article 10 hereof.

“Depository” shall have the meaning given to that term in Paragraph (d) of Article 13 hereof.

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable federal, state and local environmental laws, ordinances, rules, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules, regulations and publications, now or hereafter existing relating to regulation or control of toxic or hazardous substances or materials.

“Equipment” shall have the meaning given to that term in Article 2 hereof, but shall not include any Tenant’s Equipment.

“Event of Default” shall have the meaning given that term in Paragraph (a) of Article 23 hereof.

“Fair Market Purchase Value” shall mean the fair market purchase sale value, as of the date the determination is made, that would be obtained in an arm’s-length purchase and sale agreement between an informed and willing seller and an informed and willing buyer, neither of whom is under any compulsion to enter into such transaction.

“Fair Market Rental Value” shall mean the fair market rental value, as of the date the determination is made, that would be obtained in an arm’s-length bond net lease between an informed and willing tenant (other than a tenant in possession) and an informed and willing landlord, neither of whom is under any compulsion to enter into such transaction, for properties comparable in size, location and quality to the Leased Property, for an equivalent term.  Such Fair Market Rental Value shall be calculated assuming that (i) the Leased Property is in the condition and state of repair required under the Lease, (ii) Tenant is in compliance with the requirements of the Lease and (iii) Tenant will accept the Leased Property in “AS-IS” condition.

“FDIC” shall have the meaning given to that term in Paragraph (a) of Article 15 hereof.

“Force Majeure Events” means events beyond Landlord’s or Tenant’s (as the case may be) control, which shall include, without limitation, all labor disputes, governmental regulations or controls, war, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

“Governmental Authority” means the United States, the state, county, city and political subdivision in which a Leased Property is located or that exercises jurisdiction over a Leased Property, Landlord or Tenant, and any agency, department, commission, board, bureau or instrumentality of any of the foregoing that exercises jurisdiction over a Leased Property, Landlord or Tenant.

“Hazardous Substance” shall mean and include any, each and all substances or materials regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, emission or material now or hereafter defined as or deemed to be a regulated substance, hazardous substance, toxic substance, pesticide, hazardous waste or any similar or like classification or categorization, thereunder.

“Improvements” shall have the meaning given to that term in Article 2 hereof.

“Indemnitee” shall have the meaning given to that term in Paragraph (g) of Article 10 hereof.

“Initial Term” shall have the meaning given to that term in Paragraph (a) of Article 3 hereof.

“JAMS” shall mean Judicial Arbitration & Mediation Services, Inc.

“Land” shall have the meaning given to that term in Article 2 hereof.

“Landlord’s mortgagee” shall mean any institutional lender that holds a mortgage or deed of trust given by Landlord which encumbers Landlord’s interest in the Leased Property.

“Leased Property” shall have the meaning given to that term in Article 2 hereof.  Each time there is an addition to, substitution, subtraction from or other change in the configuration of the Leased Property as herein provided, including, without limitation, pursuant to Article 13(c) (Casualty or Condemnation) and Article 16 (Purchase and Sale), Landlord and Tenant shall execute an amendment to Schedule A of this Lease.

“Legal Requirements” means any law, statute, ordinance, order, rule, regulation or requirement of a Governmental Authority.

“Litigating Party” shall have the meaning given to that term in Paragraph (f) of Section 23 hereof.

“Major Dispute” shall have the meaning given to that term in Paragraph (b)(iii) of Article 33 hereof.

“Maximum Renewal Term Basic Rent” shall have the meaning given to that term in Paragraph (e)(i) of Article 4 hereof.

“Net Award” shall mean the entire award, compensation, insurance proceeds or other payment, if any, on account of any Condemnation or Casualty, less any expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by Landlord in collecting such award, compensation, insurance proceeds or other payment and not paid (or reimbursed to Landlord) by Tenant pursuant to Article 13 hereof.

“OCC” shall have the meaning given to that term in Paragraph (a) of Article 15 hereof.

“OTS” shall have the meaning given to that term in Paragraph (a) of Article 15 hereof.

“Permitted Encumbrances” shall mean, with respect to the Leased Property: (a) rights reserved to or vested in any public authority by the terms of any right, power, franchise, grant, license, permit or provision of law affecting the Leased Property, to (i) terminate such right, power, franchise, license or permit, provided that the exercise of such right would not materially impair the use of the Leased Property or materially and adversely affect the value thereof, or (ii) purchase, condemn, appropriate or recapture, or designate a purchaser of, the Leased Property or any portion thereof; (b) any liens thereon for taxes, assessments, fees and other governmental and similar charges referred to in Article 7 of this Lease, and any liens of mechanics, materialmen and laborers for work or services performed or material furnished in connection with the Leased Property, which are not due and payable, or which are not delinquent to the extent that penalties for nonpayment may be assessed, or the amount or validity of which are being contested as permitted by Paragraph (d) of Article 7 hereof; (c) easements, rights-of-way, servitudes, restrictions and other minor defects, encumbrances and irregularities in the title to the Leased Property which do not materially impair the use of the Leased Property or materially and adversely affect the value thereof; (d) rights reserved to or vested in any public authority to control or regulate or use the Leased Property, which rights do not materially impair the.  use of the Leased Property or materially and adversely affect the value thereof; (e) any mortgage affecting Landlord’s interest in the Leased Property and any assignment of this Lease as further security for the note or notes secured thereby; and (f) the matters affecting title set forth in Schedule E hereto.

“Prime Rate” shall mean the “prime rate” announced by Bank of America, N.A., or its successor, from time to time (or if the Prime Rate is discontinued, the rate announced as that being charged to said bank’s most credit-worthy commercial borrowers).

“Renewal Option(s)” shall have the meaning given to that term in Paragraph (b) of Article 3 hereof.

“Renewal Option Notice Date” shall mean, with respect to a Renewal Option, the date on which Tenant sends written notice of exercise of such Renewal Option to Landlord as provided in Paragraph (c) of Article 4 hereof.

“Renewal Property” shall have the meaning given to that term in Paragraph (b) of Article 3 hereof.

“Renewal Term(s)” shall have the meaning given to that term in Paragraph (b) of Article 3 hereof.

“Rent” means annual Basic Rent and Additional Rent.

“Rent Payment Date” shall have the meaning given to that term in Paragraph (a) of Article 4 hereof.

“Requesting Party” shall have the meaning given to that term in Paragraph (a)(i) of Article 33 hereof.

“Responding Party” shall have the meaning given to that term in Paragraph (a)(i) of Article 33 hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Tenant’s Equipment” shall mean computer systems, automated teller machines, bank security systems including closed circuit television systems, safe deposit boxes, modular vaults, teller equipment, counters (excluding undercounter steel and equipment), shelving, signs, surrounds, modular furniture, furniture, drive-up motor bank equipment, satellite communications equipment including antennas, trade fixtures, machinery, equipment and other property of Tenant now or hereafter used or useful in connection with Tenant’s business.

“Tenant’s Minimum Credit Rating” shall have the meaning given to that term in Paragraph (e)(i) of Article 10 hereof.

“Tenant’s Loss” shall have the meaning given to that term in Paragraph (a) of Article 13 hereof.

“Term” shall mean the Initial Term, plus any Renewal Term which may be effected pursuant to Article 3 hereof.

“Termination Date” shall have the meaning given to that term in Paragraph (c) of Article 13 hereof.

“Termination Value” shall have the meaning given to that term in Paragraph (c) of Article 13 hereof.

“Third Party Offer” shall have the meaning given to that term in Article 16 hereof.

2.           DEMISE; TITLE; CONDITION:

In consideration of the agreements and provisions of this Lease hereinafter stipulated to be observed and performed by Tenant, Landlord hereby demises and lets to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions hereinafter set forth, for the term described in Article 3 hereof, those certain parcels of land (the “Land”) described in Schedule A annexed hereto, together with all buildings, structures and improvements (the “Improvements”) thereon, and all easements and appurtenances thereto, and all other facilities, fixtures, machinery, apparatus, installations, equipment and other property used in connection with the maintenance and operation of the Improvements, including, but not limited to, all heating, ventilating, air conditioning, plumbing, and electrical equipment, lighting and lighting equipment, elevators and escalators, non-bank security systems, vault doors, teller counters, cages and undercounter steel, drive-up motor bank facilities, night depository boxes, security system wiring, utility lines, refuse facilities, waste removal systems, generators, transformers, cooling towers, maintenance depots, power plants, storage tanks, fire pumps, fire control, sprinkler and stand pipe systems, emergency power and automatic transfer switches, air conditioning units, building and site controls, sewerage facilities, automated mail distribution systems and all associated piping, wiring, conduits, feeders, tracks, plumbing, drainage facilities and all other property owned by Landlord and now or hereafter located on the Land and used or procured for use in connection with the Improvements (collectively the “Equipment”; the Land, the Improvements and the Equipment being hereinafter referred to individually or collectively from time to time as the context requires as the “Leased Property”).  The Leased Property shall exclude Tenant’s Equipment, which is, and shall remain, the property of Tenant.

The Leased Property is demised and let in its present condition without representation or warranty by Landlord, subject to (a) the rights of any parties in possession thereof, (b) the Permitted Encumbrances, (c) any state of facts which an accurate survey or physical inspection might show, (d) all applicable laws, rules, regulations, ordinances and restrictions now in effect, and (e) any violations of such laws, rules, regulations, ordinances and restrictions which may exist at the commencement of the Term of this Lease.  Tenant has examined the Leased Property and has found the same to be satisfactory.

Tenant acknowledges that Tenant is fully familiar with the physical condition of the Leased Property and that Landlord makes no representation or warranty, express or implied, with respect to same or the location, use, description, design, merchantability, fitness for use for a particular purpose, condition or durability thereof, or as to quality of the material or workmanship therein, or otherwise; and all risks incidental to the Leased Property shall be borne by Tenant to the extent of matters which arise during the Term of this Lease.  Landlord leases and Tenant accepts the Leased Property as is with all faults and in the event of any defect or deficiency of any nature in the Leased Property or any fixture or other item constituting a portion thereof, whether patent or latent, neither Landlord nor Landlord’s mortgagee shall have any responsibility or liability with respect thereto.  THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND LANDLORD DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

3.           TERM; RENEWAL OPTION:

(a)          Subject to the provisions hereof, Tenant shall have and hold the Leased Property for an initial term (“Initial Term”) which shall begin on the Commencement Date and shall end on the last day of the month in which the twentieth (20th) anniversary of the Commencement Date occurs.  Except as otherwise expressly noted, the Term of this Lease shall also include any Renewal Term(s) properly exercised by Tenant as hereinafter provided.

(b)          Provided that no Event of Default shall have occurred and be continuing and subject to the conditions hereinafter set forth, Tenant is hereby granted options (individually, a “Renewal Option” and, collectively, the “Renewal Options”) to renew the Term of this Lease for one or more Leased Properties which remain subject to this Lease at the time of notice and at the time of renewal (each Leased Property for which a Renewal Option is exercised by Tenant, a “Renewal Property”; and if more than one, the “Renewal Properties”) for up to thirty (30) years in consecutive periods of not less than five (5) years (nor more than ten (10) years) each, as determined by Tenant in its sole discretion (individually, a “Renewal Term” and collectively the “Renewal Terms”); provided that the Term of this Lease shall not extend for more than fifty (50) years, beginning on the Commencement Date of this Lease.  Tenant shall not have the right to exercise its option to renew this Lease for any one or more Renewal Properties for more than one (1) Renewal Term at a time.  All of the terms, conditions, covenants and agreements contained herein shall continue with equal force and effect with respect to any Renewal Terms created by the proper exercise by Tenant of its option to renew as contained herein; provided that the Basic Rent for each Renewal Property shall be determined as provided in Paragraph (e) of Article 4 below.

(c)          The first Renewal Term shall commence at the expiration of the Initial Term, and each subsequent Renewal Term shall commence at the expiration of the prior Renewal Term.  Tenant shall exercise its options to renew, if at all, by delivering notice of such election to Landlord not later than twelve (12) months prior to the expiration of the Initial Term or the expiration of the then current Renewal Term, as the case may be.  IN ORDER TO PREVENT TENANT’S INADVERTENT FORFEITURE OF ANY THEN REMAINING RENEWAL OPTION, IF TENANT SHALL FAIL TO TIMELY EXERCISE ANY AVAILABLE RENEWAL OPTION, TENANT’S RIGHT TO EXERCISE SUCH RENEWAL OPTION SHALL NOT LAPSE UNTIL LANDLORD SHALL DELIVER TO TENANT WRITTEN NOTICE THAT SUCH NOTICE OF EXERCISE HAS NOT BEEN DELIVERED AND TENANT SHALL THEREAFTER FAIL TO EXERCISE SUCH RENEWAL OPTION WITHIN TEN (10) DAYS FOLLOWING THE DELIVERY OF SUCH NOTICE.

4.           RENT:

(a)          Basic Rent.  Beginning on the Commencement Date and continuing throughout the Term of this Lease, Tenant shall pay to Landlord the annual basic rent provided for in Schedule A annexed hereto (“Basic Rent”), in advance, on October 1 of each year (the “Rent Payment Date”).  Tenant shall pay to Landlord all Basic Rent and (to the extent payable to Landlord) and Additional Rent by wire transfer of federal funds or collected funds immediately available to Landlord on the dates when rent is due, at Landlord’s address set forth above, or at such other place in the continental United States as Landlord may from time to time designate.  In the event that a Leased Property ceases to be subject to this Lease and, as a result thereof, Tenant’s obligation to pay Basic Rent with respect thereto terminates as herein provided, effective as of the date the of such termination, the Basic Rent payable by Tenant hereunder shall be reduced by the percentage allocated to the removed Leased Property on Schedule A annexed hereto.  Whenever during the Term a Leased Property is added to or removed from this Lease as herein provided, Landlord and Tenant shall amend Schedule A to reflect such addition or removal and to reallocate the Basic Rent among the Leased Properties then subject to this Lease.

(b)          Holidays.  If any Rent Payment Date falls on a day which is not a Business Day, Basic Rent shall be due and payable on the next succeeding Business Day without interest or penalty if paid on such Business Day.

(c)          Additional Rent.  All amounts which Tenant is required to pay or discharge pursuant to this Lease in addition to Basic Rent (including any amount payable as the purchase price for the Leased Property pursuant to any provision hereof or as liquidated damages pursuant to paragraph (c) of Article 23) together with any interest or penalty which may be added for late payment thereof, shall constitute additional rent hereunder (“Additional Rent”). In the event of any failure by Tenant to pay or discharge any such amount, Landlord shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent. Tenant may pay Additional Rent directly to the person entitled thereto.

(d)          Late Charge.  Tenant recognizes that late payment of any Rent will result in administrative and other expense to Landlord.  Therefore, other remedies for nonpayment of Rent notwithstanding, (i) in the event any installment of Basic Rent is not received by Landlord on or before the fifth (5th) day following the Rent Payment Date, and such amount shall remain unpaid for more than five (5) days after Tenant’s receipt of written notice that such amount is past due, then Tenant shall pay to Landlord a late charge equal to two and one half (2½%) percent of the past due installment of Basic Rent, and (ii) in the event any payment of Additional Rent is not received by Landlord within five (5) days after Tenant’s receipt of written notice that such amount is past due, then Tenant shall pay to Landlord an additional charge in an amount equal to the lesser of Two Thousand Five Hundred Dollars ($2,500.00) or one percent (1%) of the overdue amount.  Any notice of overdue payment for which Tenant shall be subject to a late charge shall state, in all capital letters (or other prominent display), that Tenant’s failure to remit payment by the appointed date shall result in the imposition of a late charge.  Landlord may not send any such notice of overdue payment to Tenant prior to the fifth (5th) day following the date such payment is due, and if any such premature notice is sent, it shall be deemed to have been sent on the fifth (5th) day following the date such payment was due.  Notwithstanding the foregoing, Tenant shall not be obligated to pay a late charge on installments of Rent to the extent that Tenant’s payment is deficient by an amount that is less than or equal to one percent (1%) of the total amount due; provided that Tenant shall remit the amount of the deficiency promptly upon and, in any extent, within five (5) Business Days following Tenant’s receipt of written notice from Landlord that the same is past due.  All additional charges described herein are not intended as a penalty, but are intended to liquidate the damages so occasioned to Landlord and to reimburse Landlord for Landlord’s additional costs in processing such late payment, which amounts shall be added to the Rent then due.

(e)          Rent During Renewal Term.

(i)           The annual Basic Rent to be paid by Tenant for each Renewal Property during a Renewal Term shall equal the Fair Market Rental Value of such Renewal Property during such Renewal Term as determined by the parties or, in the absence of their agreement, determined by appraisal as expressed below; provided that (i) during the first Renewal Term immediately following the expiration of the Initial Term, the annual Basic Rent payable for all Renewal Properties, computed on an aggregate basis, shall not exceed one hundred ten percent (110%) of the annual Basic Rent payable by Tenant for all Renewal Properties immediately prior to the commencement of such first Renewal Term, computed on an aggregate basis, and (ii) during the second and all subsequent Renewal Terms, the annual Basic Rent payable for all Renewal Properties shall not exceed one hundred five percent (105%) of the annual Basic Rent payable by Tenant for all Renewal Properties immediately prior to the commencement of such Renewal Term, computed on an aggregate basis (the maximum aggregate annual Basic Rent as so determined, the “Maximum Renewal Term Basic Rent”).  If the aggregate Fair Market Rental Values of the Renewal Properties (collectively, the “Aggregate FMRV Rent”) exceeds the Maximum Renewal Term Basic Rent, the Fair Market Rental Values of the Renewal Properties shall be proportionately reduced by multiplying each such Fair Market Rental Values by a fraction, expressed as a decimal, the numerator of which is the Maximum Renewal Term Basic Rent and the denominator of which is the Aggregate FMRV Rent, so that the annual Basic Rent for the Renewal Properties shall, in the aggregate, equal the Maximum Renewal Term Basic Rent.

(ii)           Within thirty (30) days following the Renewal Option Notice Date, Landlord shall deliver to Tenant a proposal setting forth Landlord’s determination of the Fair Market Rental Value for the Renewal Properties during the applicable Renewal Term.  For thirty (30) days thereafter, Landlord and Tenant shall negotiate in good faith to reach agreement as to the Fair Market Rental Value for the Renewal Properties.  Tenant’s leasing of the Renewal Properties shall be upon the same terms and conditions as set forth in this Lease, except (A) the annual Basic Rent during the Renewal Term shall be determined as specified in Paragraphs (e)(i) and (e)(iii) of this Article 4 and (B) the leasehold improvements for the space in question will be provided in their existing condition, on an “AS-IS” basis at the time the Renewal Term commences.  Once established, the annual Basic Rent for the applicable Renewal Term will remain fixed for each Renewal Term, and be paid annually in advance on the Rent Payment Date.

(iii)          If Landlord and Tenant are unable to reach a definitive agreement as to the Fair Market Rental Value applicable to the Renewal Properties within sixty (60) days following the Renewal Option Notice Date, the Fair Market Rental Value will be submitted for resolution in accordance with the provisions of this Article 4(e)(iii).  Within seventy-five (75) days following the Renewal Option Notice Date (or, if later, within fifteen (15) days following the date on which either Landlord or Tenant notifies the other party in writing that such notifying party desires to have the annual Basic Rent for a Renewal Term determined by appraisal), Landlord and Tenant shall each select and engage an Appraiser to determine the Fair Market Rental Value of the Renewal Properties.  If either party fails to select and engage an Appraiser within such time, if such failure continues for more than five (5) Business Days following such party’s receipt of written notice that states in all capital letters (or other prominent display) that such party has failed to select an Appraiser as required under the Lease and will be deemed to have waived certain rights granted to it under the Lease unless it selects an Appraiser within five (5) Business Days, the Fair Market Rental Value will be determined by the Appraiser engaged by the other party.  Each Appraiser shall prepare an appraisal report and submit it to both Landlord and Tenant within thirty (30) days following the date on which the last Appraiser was selected.  If the higher of the two appraisals of Fair Market Rental Value does not exceed one hundred five percent (105%) of the lower of the two appraisals of Fair Market Rental Value, then the average of the two (2) appraisals shall be the Fair Market Rental Value for the Renewal Property.  If the higher of the two appraisals of Fair Market Rental Value exceeds one hundred five percent (105%) of the lower of the two appraisals of Fair Market Rental Value, then within seven (7) days after receipt by Landlord and Tenant of both appraisal reports, the Appraisers selected by Landlord and Tenant shall agree on a third Appraiser to determine Fair Market Rental Value.  The third Appraiser shall not perform a third appraisal, but shall, within ten (10) days after his or her designation, select one (1) of the two (2) appraisals already performed, whichever of the two appraisals the third Appraiser determines to be closest to Fair Market Rental Value, as the controlling determination of the Fair Market Rental Value.  The decision of the third Appraiser shall be conclusive, and, subject to the limitations expressed in Paragraph (e)(i) of this Article 4, shall be the Fair Market Rental Value for the Renewal Properties for the Renewal Term.  Each party shall pay the costs of its Appraiser and one-half of the cost of the third Appraiser.  The instructions to the Appraisers with respect to the determination of the Fair Market Rental Value applicable to such space will be to determine the Fair Market Rental Value for such space as of the relevant Renewal Term, assuming that such space will be leased on an “AS-IS” basis.  Within thirty (30) days following the determination of the Fair Market Rental Value, Tenant shall elect one (1) of the following options:  (A) to revoke the exercise of the subject Renewal Option, in which event, the Term of this Lease for the Leased Properties to which the notice of revocation applies shall automatically, and without further action of Landlord or Tenant, expire on the later of (1) the expiration of the then existing Term of this Lease or (2) the last day of the calendar month that is six (6) months following the month in which Tenant’s notice of revocation was given to Landlord or (B) to renew the Lease at the rate to be determined in accordance with this Article 4(e)(iii) after the Fair Market Rental Value has been determined by appraisal.  If Tenant fails to exercise any of the foregoing options within the thirty (30) day period, Tenant shall be deemed to have elected option (A).  If Tenant has elected option (B), Tenant thereby shall have irrevocably exercised its right to renew the Term and Tenant may not thereafter withdraw the exercise of the Renewal Option; in such event the renewal of this Lease (as to the Renewal Properties) shall be upon the same terms and conditions of this Lease, except (i) the annual Basic Rent during the Renewal Term shall be determined in accordance with the foregoing provisions and (ii) the leasehold improvements for the space in question will be provided in their existing condition, on an “AS-IS” basis at the time the Renewal Term commences.  If the annual Basic Rent for a Renewal Term has not been determined prior to the commencement of such Renewal Term, Tenant shall pay to Landlord as of the commencement of the Renewal Term the same annual Basic Rent as Tenant was paying immediately prior to the commencement of the Renewal Term, subject to adjustment upon final determination.  Once established, the annual Basic Rent for the Renewal Term will remain fixed for each Renewal Term, and be paid annually in advance on the Rent Payment Date.

(iv)          Notwithstanding anything to the contrary contained in this Article 4(e), subject to the provisions of Paragraph (b) of Article 3 above, Tenant’s failure to give the required renewal notice with respect to the Leased Properties in conformity with the requirements of Paragraph (c) of Article 3 above shall render the upcoming and all subsequent Renewal Options for such Leased Properties, if there by any, null and void.

5.           USE:

Tenant may use each Leased Property as a branch bank or for administrative office purposes or for other activities permitted under applicable banking laws; or for any purpose not prohibited by law and by any certificate of occupancy provided that any such use or uses shall not materially reduce the fair market value of such Leased Property nor increase by more than a de minimis amount the risk of contamination by any toxic or hazardous substances or in violation of Environmental Laws, or result in any increased risk of liability to Landlord, in Landlord’s reasonable judgment, and provided, further, that any and all alterations and improvements to each Leased Property shall be subject to the terms, conditions and limitations contained in Article 12, below.  It is expressly agreed by Landlord that Tenant’s ceasing to do business in a Leased Property and vacating a Leased Property shall not constitute an Event of Default hereunder so long as such Leased Property continues to be maintained by Tenant as otherwise required by the terms hereof.

6.           NET LEASE; NONTERMINABILITY:

(a)           Tenant to Pay All Costs.  This Lease is a “net lease” and Tenant’s obligations arising or accruing during the Term of this Lease to pay all Basic Rent, Additional Rent, and all other payments hereunder required to be made by Tenant shall be absolute and unconditional, and Tenant shall pay all Basic Rent, Additional Rent and all other payments hereunder required to be made by Tenant without notice, demand, counterclaim, set-off, deduction, or defense, and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever.  All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the Term of this Lease (whether or not the same shall become payable during such Term or thereafter) shall be paid by Tenant, and Landlord shall be indemnified, defended and saved harmless by Tenant from and against the same other than by reason of Landlord’s willful misconduct or negligence.  Tenant assumes the sole responsibility for the condition, use, operation, maintenance, underletting and management of the Leased Property, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, costs, damages, losses and claims (including reasonable attorneys’ fees and expenses) in respect thereof, except as caused by the negligence or willful misconduct of Landlord, and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to the property of Tenant or any subtenant of Tenant on any account or for any reason whatsoever, except as caused by the negligence or willful misconduct of Landlord.  Without limiting the generality of the foregoing, during the Term of this Lease Tenant shall perform all of the obligations of the sublessor under any sublease affecting all or any part of the Leased Property which Tenant may hereafter enter into as sublessor.

(b)           Nonterminability.  Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation: (i) any damage to or destruction of any Leased Property; (ii) any restriction, deprivation or prevention of, or any interference with, any use or the occupancy of any Leased Property; (iii) any Condemnation, requisition or other taking or sale of the use, occupancy or title to any Leased Property; (iv) any action, omission or breach on the part of Landlord under this Lease or under any other agreement between Landlord and Tenant; (v) the inadequacy or failure of the description of any Leased Property to demise and let to Tenant the property intended to be leased hereby; (vi) Tenant’s acquisition of ownership of any Leased Property, or any sale or other disposition of a Leased Property; (vii) the impossibility or illegality of performance by Landlord or Tenant or both; or (viii) any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding.

(c)           Bankruptcy; Tenant to Remain Liable.  Tenant will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate (except in accordance with the express provisions of Article 13 hereof), rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator or by any court.  Tenant waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or the Leased Property, or to any abatement or deferment of any amount payable by Tenant hereunder, or for damage, loss or expense suffered by Tenant on account of any cause referred to in this Article 6 or otherwise, or for damage, loss or expense suffered by Tenant on account of any cause referred to in this Article 6 or otherwise.

7.           TAXES AND OTHER CHARGES; LAW AND AGREEMENTS:

(a)           Taxes, Assessments.  Tenant shall pay and discharge, not later than the last day upon which the same may be paid without interest or penalty, all taxes, assessments, levies, fees, water and sewer rents and other governmental and similar charges, general and special, ordinary or extraordinary, and any interest and penalties thereon, which are levied or assessed and become due and payable with respect to the Term of this Lease, whether or not the same become payable during the Term of this Lease (including all of the taxes, assessments, levies, fees, water and sewer rents and other governmental charges for the year in which this Lease is executed which are now a lien but not yet due and payable) against (i) Landlord and which relate to Landlord’s ownership of the Leased Property, the use and occupancy of the Leased Property or the transactions contemplated by this Lease, (ii) Landlord’s mortgagee and which are imposed in respect of Landlord’s mortgagee’s interest in the Leased Property, the use and occupancy of the Leased Property or the transactions contemplated by this Lease, (iii) the Leased Property or the interest of Tenant or Landlord therein, (iv) Basic Rent, Additional Rent or any other amount payable by Tenant hereunder, (v) this Lease or the interest of Tenant or Landlord hereunder, (vi) the use, occupancy, construction, repair or rebuilding of the Leased Property or any portion thereof, or (vii) gross receipts from the Leased Property.  If any tax or assessment levied or assessed against the Leased Property may legally be paid in installments, Tenant shall have the option to pay such tax or assessment in installments.  Nothing in this Lease shall require payment by Tenant of any franchise, estate, inheritance, succession, transfer, net income or profits taxes of Landlord or Landlord’s mortgagee, unless such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Property, which, if such other tax or assessment were in effect, would be payable by Tenant hereunder.  Tenant shall furnish to Landlord, promptly, and in any event within sixty (60) days after payment thereof, at Landlord’s request, proof of the payment of any such tax, assessment, levy, fee, rent or charge which is payable by Tenant, subject to Tenant’s right to contest such charges pursuant to Article 7(d) hereof.  Such taxes, assessments, levies, fees, water and sewer rents and other governmental charges shall be apportioned between Landlord and Tenant as of the date on which this Lease terminates or expires.

(b)           Utility Charge.  Tenant shall pay all charges for utility, communication and other services rendered or used on or about the Leased Property during the Term of this Lease, whether or not payment therefor shall become due after the Term of this Lease.

(c)           Compliance with Laws.  Tenant shall at all times during the Term of this Lease, at Tenant’s own cost and expense, perform and comply with, and shall use its reasonable efforts to cause its agents, visitors and invitees to comply with, all Legal Requirements relating to the Leased Property, or the Improvements thereon, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining the Leased Property, or the appurtenances to the Leased Property, or the franchises and privileges connected therewith, whether or not such Legal Requirements so involved shall necessitate structural changes, improvements, interference with use and enjoyment of the Leased Property, replacements or repairs, extraordinary as well as ordinary, and Tenant shall so perform and comply, whether or not such Legal Requirements shall now exist or shall hereafter be enacted or promulgated, and whether or not such Legal Requirements can be said to be within the present contemplation of the parties hereto.

(d)           Contest Charges and Compliance.  Tenant shall have the right to contest, by appropriate legal proceedings, any tax, charge, levy, assessment, lien or other encumbrance, and/or any Legal Requirement affecting the Leased Property, and to postpone payment of or compliance with the same during the pendency of such contest; provided that in the event of such postponement or payment or noncompliance: (i) Tenant shall not postpone the payment of any such tax, charge, levy, assessment, lien or other encumbrance for such length of time as shall permit the Leased Property, or any lien thereon created by such item being contested, to be sold by federal, state, county or municipal authority for the non-payment thereof; (ii) Tenant shall not postpone compliance with any such Legal Requirement if Landlord will thereby be subject to civil liability or criminal prosecution, or if any Governmental Authority shall commence a process according to applicable law to carry out any work to comply with the same or to foreclose or sell any lien affecting all or part of the Leased Property which shall have arisen by reason of such postponement or failure of compliance; and (iii) Tenant shall pay, in a timely fashion, all Basic Rent and Additional Rent (other than any item of Additional Rent that Tenant is permitted to contest pursuant to this Lease, so long as Tenant satisfies all of the requirements of this Lease relating to such contest) which shall become due and payable under this Lease.  At the request of Tenant, Landlord agrees to cooperate with Tenant in connection with any such contest, provided that Tenant pays all reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any such contest.

8.           LIENS:

Tenant will promptly, but no later than sixty (60) days after receipt of actual notice of the filing thereof, remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon the Leased Property, or any Basic Rent, or Additional Rent which arises for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to Tenant for the Leased Property, but not including any Permitted Encumbrances.  Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof.  Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Leased Property or any part thereof through or under Tenant, and that no mechanics’ or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Leased Property.  In the event of the failure of Tenant to discharge any charge, lien, security interest or encumbrance as aforesaid, Landlord may discharge such items by payment or bond or both, and Tenant will repay to Landlord, upon demand, any and all amounts paid by Landlord therefor, or by reason of any liability on such bond, and also any and all incidental expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith.

9.           INDEMNIFICATION; FEES AND EXPENSES:

(a)           Indemnification by Tenant.  Tenant shall pay, and shall protect, defend, indemnify and hold Landlord and Landlord’s mortgagee harmless from and against all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), claims, demands or judgments of any nature arising from or in connection with the following events to the extent such events arise during the Term of this Lease: (i) any injury to, or the death of, any person or any damage to or loss of property on the Leased Property or growing out of or directly or indirectly connected with the ownership by Landlord, use, nonuse, occupancy, construction, repair or rebuilding of the Leased Property (or adjoining property, to the extent that any loss or damage to adjoining property arises from or out of the Leased Property), or resulting from the condition thereof, other than any injury, death, damage or loss arising out of Landlord’s or Landlord’s mortgagee’s willful misconduct or negligence; and (ii) violation by Tenant of any provision of this Lease whether or not such violation results in a violation of any provision of any mortgage affecting Landlord’s interest in the Leased Property, or of any law, rule, regulation, ordinance or restriction, now or hereafter in effect and affecting the Leased Property, or of any lease or other agreement relating to the Leased Property now or hereafter in effect to which Tenant is a party or by which Tenant is bound, or of any agreement of which Tenant now has actual or constructive notice and which is now in effect, affecting the Leased Property or the ownership by Landlord, use, nonuse, occupancy, construction, repair or rebuilding thereof.

(b)           Notice; Proceedings.  Should any event occur for which any party hereto is entitled to indemnification pursuant to this Article 9 or other provisions of this Lease, such party shall provide prompt written notice to the other parties describing the nature of such claim. The indemnifying party may assume responsibility for any action to be taken to contest the claim provided that the indemnifying party will notify the indemnitees in writing of its intention to contest such claim within thirty (30) days after receipt of notice of the claim from the indemnitees. The indemnifying party, at its sole expense, may control all proceedings relating to such contest. The indemnitees will cooperate with the indemnifying party in contesting such claim, provided that the indemnifying party indemnifies and holds harmless the indemnitees for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to contesting such claim.

10.         ENVIRONMENTAL MATTERS:

(a)         Representations and Covenants.  Tenant represents, covenants and warrants to Landlord that:

(i)           at all times during the Term of this Lease Tenant and the Leased Property shall comply in all material respects with all Environmental Laws;

(ii)           to the best of Tenant’s knowledge, no notices, complaints or orders of violation or non-compliance of any nature whatsoever have been issued to Tenant or, to the best of Tenant’s knowledge, any current or prior tenant or owner of the Leased Property, and no federal, state or local environmental investigation is pending or overtly threatened, with regard to the Leased Property or any use thereof or any alleged violation of Environmental Laws with regard to the Leased Property;

(iii)          the Leased Property has not been used by Tenant or, to the best of Tenant’s knowledge, by any prior owner, and will not be used by Tenant at any time during the Term of this Lease to generate, manufacture, refine, produce, or process any Hazardous Substance or to store, handle, transfer or transport any Hazardous Substance other than routine uses of products in lawful quantities in compliance with Environmental Laws;

(iv)          to the best of Tenant’s knowledge, no underground storage tanks or surface impoundments are constructed, operated or maintained on or under the Leased Property;

(v)           to the best of Tenant’s knowledge, the Leased Property is and at all times during the Term of this Lease will be maintained free of Hazardous Substances, the removal of which is required or the maintenance of which is prohibited or penalized by Environmental Law; and

(vi) to the best of Tenant’s knowledge, the Leased Property contains no Hazardous Substances or friable asbestos which could materially adversely affect any person, the environment or the Leased Property or in any case or in the aggregate, could impose a material liability on Landlord or Landlord’s mortgagee, and if any Leased Property contains friable asbestos, Tenant shall comply with Paragraph (f) of this Article 10 below.

For purposes of this Article 10(a), the phrase “to the best of Tenant’s knowledge” means the actual, current awareness, as of the date of this Lease, of Michael F. Hord, Associate General Counsel of Tenant, Chuck Dunn, Senior Vice President of Trammell Crow Corporate Services, Inc., and Jeffrey W. Dixon, Senior Vice President – Property Management of Tenant, without independent investigation or inquiry.

(b)           Environmental Covenants. Tenant covenants that during the Term of this Lease it (i) shall comply, and cause the Leased Property to comply, with all Environmental Laws applicable to the Leased Property, (ii) shall prohibit the use of the Leased Property for the generation, manufacture, refinement, production, or processing of any Hazardous Substance or for the storage, handling, transfer or transportation of any Hazardous Substance (other than in connection with the operation and maintenance of the Leased Property and in commercially reasonable quantities as a consumer thereof and in compliance with Environmental Laws), (iii) shall not install or permit the installation on the Leased Property of any underground storage tanks or surface impoundments and shall not permit there to exist any petroleum contamination in violation of applicable Environmental Laws to the Leased Property originating on or off the Leased Property (other than in connection with the use, operation and maintenance of the Leased Property and then only in compliance with applicable Environmental Laws and all other applicable laws, rules, orders, ordinances, regulations and requirements now or hereafter enacted or promulgated of every government and municipality having jurisdiction over the Leased Property and of any agency thereof) or asbestos-containing materials in violation of applicable Environmental Laws and (iv) shall cause any alterations of the Leased Property to be done in a way so as to not expose the persons working on or visiting the Leased Property to Hazardous Substances and in connection with any such alterations shall remove any Hazardous Substances present upon the Leased Property which are not in compliance with Environmental Laws or which present a danger to persons working on or visiting the Leased Property.  With respect to any violation of applicable Environmental Laws related to the Leased Property caused by Hazardous Substances originating off of the Leased Property and not generated therefrom by Tenant, its agents, employees or contractors, Landlord authorizes Tenant to institute any action against the party responsible for such violation.  So long as Tenant is diligently pursuing all available recourse against the party responsible for such violation, and so long as such violation does not pose a risk to public health, materially threaten the use of the Leased Property or the value thereof, or expose Landlord or Landlord’s mortgagee, in any manner, to any claim or liability, Tenant may defer taking remedial measures to correct the violation caused by Hazardous Substances originating off of the Leased Property; provided that such period of deferral may be terminated by Landlord or Landlord’s mortgagee at any time if either Landlord or Landlord’s mortgagee, each in its sole and absolute discretion, believes that the public health, the use of the Leased Property or the value thereof are threatened by such violation or such Hazardous Substances.  In no event shall the ability to defer remedial measures relieve Tenant of the responsibility therefor, which responsibility shall expressly survive the expiration or sooner termination of this Lease.

(c)           Notice; Right to Contest.  As soon as reasonably possible after obtaining knowledge thereof, Tenant shall give to Landlord notice of the occurrence of any of the following events: (i) the failure of the Leased Property to comply with any Environmental Law; (ii) the receipt by Tenant or any sublessee or assignee of Tenant of any notice, complaint or order of violation or non-compliance of any nature whatsoever with regard to the Leased Property or the use thereof with respect to Environmental Laws; or (iii) the receipt by Tenant or any sublessee or assignee of Tenant of any notice of a pending or threatened investigation that Tenant’s (or its sublessees’ or assignees’) operations on the Leased Property are not in compliance with any Environmental Law. Tenant shall have the right to contest, by appropriate proceedings, any notice, complaint, order or finding of violation or non-compliance with any Environmental Laws affecting the Leased Property or any use thereof by Tenant or its sublessees or assignees, provided the same will not thereby subject Landlord or Landlord’s mortgagee to civil liability or criminal prosecution or permit any Governmental Authority to commence a process according to applicable law to carry out any work to comply with the same or to foreclose or sell any lien affecting all or any portion of the Leased Property which may arise in connection therewith. If Tenant determines that the Leased Property is in violation of an Environmental Law, Tenant will promptly give Landlord written notice thereof notwithstanding the fact that the matter giving rise to such violation may have been disclosed in the Environmental Report delivered to Landlord and Landlord’s mortgagee.

(d)           Audit.  At any time that Landlord receives notice that an adverse change in the environmental condition of one or more parcels comprising the Leased Property has occurred, Landlord shall give notice thereof to Tenant, and if Tenant shall not diligently commence to cure such condition within thirty (30) days of receipt of such notice (or such shorter period as may be required by law or in the event of an emergency), Landlord may reasonably cause to be performed an environmental audit or risk assessment of the relevant portion of the Leased Property and the then uses thereof, and may take such other actions as Landlord may deem necessary to cure such condition.  Such an environmental audit or assessment shall be performed by an environmental consultant satisfactory to Landlord and shall include a review of the uses of the Leased Property and compliance of the same with all Environmental Laws.  All reasonable costs and expenses incurred by Landlord in connection with such environmental audit or assessment shall be paid by Tenant upon demand.

(e)           Contaminated Property.  If at any time an event or condition shall have occurred and be continuing which results in conditions at any parcel of the Leased Property that exceed any applicable standards under any Environmental Law, or a notice, complaint, or order or finding of violation or non-compliance with any Environmental Law shall have been received by Tenant with respect to any parcel comprising the Leased Property (a “Contaminated Property”), Tenant shall diligently perform all remedial work to the Contaminated Property at Tenant’s own cost and expense to bring the Contaminated Property into full compliance with Environmental Laws and the requirements of this Article 10 by not later than the end of the Term of this Lease, provided that (x) at the time the remedial work begins and at all times while the remedial work is continuing, Tenant has a credit rating of Baa1 or higher from Moody’s Investors Service (or BBB+ from Standard & Poor’s) (“Tenant’s Minimum Credit Rating”) and a net worth of One and One-Half Billion Dollars ($1,500,000,000) or higher, or (y) (A) the cost of such remedial work is less than One Million Dollars ($1,000,000) with respect to the Contaminated Property at the outset and at all times while the remedial work is continuing, as determined by an environmental consultant selected by Tenant and approved by Landlord and Landlord’s mortgagee, which approval shall not be unreasonably withheld or delayed, and (B) in the opinion of an environmental consultant selected by Tenant and approved by Landlord and Landlord’s mortgagee, which approval shall not be unreasonably withheld or delayed, the remedial work can be completed within one year and in no event later than the end of the Term of this Lease (the consultant’s reports referred to in (A) and (B) above being provided at the beginning of the remediation period and updated every forty-five (45) days thereafter).

(f)           Asbestos Program.  As to all Leased Properties which are known or become known by Tenant to contain asbestos, Tenant shall continue its present program or shall implement a program for monitoring and maintaining any asbestos contained in the Improvements in a manner designed to minimize the risk of harm resulting from its presence.  Tenant represents that its present asbestos program includes (i) procedures to monitor the condition of any asbestos known to be contained in the Improvements, to notify employees and third party contractors engaged to do work in the Leased Property of a sort which might increase the risk of exposure to asbestos and to cause any such work to be done in a manner which minimizes the risk of such increased exposure, (ii) procedures to remove any asbestos, the condition of which might be disturbed by any alterations or renovations of the Leased Property undertaken by Tenant, prior to undertaking to do such alterations or renovations, and (iii) plans to remove promptly any asbestos which is revealed by the monitoring program to have deteriorated in condition to a point which creates a significant risk of exposure or the removal of which is required by any Environmental Laws.  Tenant shall also continue its present practices respecting the possibility of the existence of asbestos in Leased Properties not known to contain asbestos, which include (i) requiring qualified property operations and maintenance personnel to conduct periodic inspections of the Leased Property and to report the presence of any material suspected to be asbestos found in the course of inspections of the Leased Properties, (ii) inspection of Leased Properties so reported to confirm the presence or absence of asbestos, and (iii) inspection of affected areas of Improvements prior to and during alteration, repair or renovation to confirm the presence or absence of asbestos.

(g)           Indemnification.  Tenant agrees to indemnify, defend and hold harmless Landlord and each and all of Landlord’s members, partners, shareholders, officers, directors, employees, attorneys and agents and Landlord’s mortgagee and all of Landlord’s mortgagee’s members, partners, shareholders, officers, directors, employees, attorneys and agents (collectively called the “Indemnitees”) from and against any and all losses (including, without limitation, diminution in value of the Leased Property), liabilities (including, without limitation, strict liability), suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and consultants for such Indemnitees), which may be suffered or incurred by, or asserted against, an Indemnitee and which arise directly or indirectly out of a violation prior to and during the Term of this Lease of this Article 10 or arise directly or indirectly from the presence of Hazardous Substances on the Leased Property prior to or during the Term of this Lease in amounts or concentrations requiring remediation under applicable law or by order of Governmental Authority.

(h)           Survival.  The warranties and obligations of Tenant, and the rights and remedies of Landlord under this Article 10, are in addition to and not in limitation of any other warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity and shall survive the termination of this Lease, either pursuant to the terms hereof or following an Event of Default.

11.         MAINTENANCE AND REPAIR:

Tenant will, at its cost and expense, keep and maintain the Leased Property in good repair and condition, and will make all structural and non-structural, and ordinary and extraordinary changes, repairs and replacements which may be required to be made upon or in connection with the improvements to the Leased Property in order to keep the same in good repair and condition.  Except as otherwise provided in Article 13 with respect to making insurance proceeds available to restore a Leased Property, Landlord shall not be required to maintain, alter, repair, rebuild or replace any Improvements on the Leased Property or to maintain the Leased Property, and Tenant expressly waives the right to make repairs at the expense of Landlord pursuant to any law at any time in effect.

12.	ALTERATIONS AND ADDITIONS:

(a)           No Consent for Certain Alterations; Additional Improvements.  Subject to the terms and conditions contained in this Article 12, Tenant may, without the consent of Landlord, at Tenant’s own cost and expense, make additions or improvements to or alterations of the Improvements now or hereafter erected on the Leased Property, including, without limitation, the construction of new buildings and improvements and the demolition of existing Improvements to replace them with new buildings and improvements (“Additional Improvements”).  Notwithstanding the foregoing, Tenant shall not make any Additional Improvements in violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property.  The demolition of any existing Improvements and the construction of all such Additional Improvements shall be subject to the following conditions:

(i)            Continuation of Bank Use.  The demolition of any existing Improvements and/or the construction of all such Additional Improvements shall not cause a permanent reduction in the area of the Leased Property improved for retail bank use, provided that Landlord acknowledges that (a) the design, plans and physical configuration of a retail bank facility are subject to change to reflect Tenant’s then current design standards for retail bank facilities, as well as the prevailing standards for retail bank facilities observed by national banks within the same geographic region, and (b) additions, improvements, or alterations made by or for Tenant to physically adapt and improve its retail bank facility to meet such internal or industry standards shall not itself constitute a change in use from a bank facility;

(ii)           Title to Additional Improvements.  Title to any such Additional Improvements shall remain the property of Tenant during the Term and shall vest in Landlord immediately upon the expiration or earlier termination of the Term of this Lease;

(iii)          Authorizations.  No Additional Improvements shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal and other governmental authorities having jurisdiction of the Leased Property.  Landlord shall, at Tenant’s expense, join in the application for any such permit or authorization and execute and deliver any document in connection therewith, whenever such joinder is necessary;

(iv)          Standard of Construction.  The making of the Additional Improvements shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations, ordinances and covenants and restrictions then in effect;

(v)           Approval of Architect or Engineer May be Required.  The demolition of any existing Improvements, the making of any structural alterations and the construction of new buildings on a Leased Property, shall be conducted under the supervision of an architect or engineer employed or engaged and paid by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld and which architect or engineer shall be deemed approved by Landlord if such approval or denial is not received within ten (10) Business Days after receipt of said notice; and neither shall be undertaken except in accordance with detailed plans and specifications and cost estimates prepared by Tenant and approved by Landlord, which approval shall not be unreasonably withheld and which plans and specifications shall be deemed approved by Landlord if such approval or denial is not received within ten (10) Business Days after receipt of said notice;

(vi)          No Adverse Effect on Fair Market Value.  Any Additional Improvements shall, when completed, be of such a character as not to adversely affect the fair market value of the Leased Property or any part thereof.  Prior to the commencement of the demolition of any existing Improvements or the construction of any Additional Improvements, Tenant shall furnish Landlord with a certificate (which may be in letter form) confirming that said Additional Improvements is of such a character as to not adversely affect the fair market value of the Leased Property or any part thereof; if required by Landlord’s mortgagee, an Appraiser reasonably acceptable to Landlord and Tenant shall resolve any objections made by Landlord to such certificate by appraising, at Tenant’s cost and expense, the subject Leased Property both with or without such Additional Improvements.

(vii)         Bond.  If at the time of a total or substantial demolition of an existing Improvement, Tenant shall fail to maintain Tenant’s Minimum Credit Rating, then Tenant shall, prior to the commencement thereof, deposit with the Depository a bond or cash in an amount equal to the cost of the Additional Improvements or such lesser amount as shall be satisfactory to Landlord to assure the completion of the making of such Additional Improvements, as the case may be (such bond or other collateral to be reduced from time to time as construction of the Additional Improvements progresses).  The foregoing requirement of a bond or cash security shall not apply for so long as Tenant shall maintain Tenant’s Minimum Credit Rating;

(viii)        No Liens.  Subject to the provisions of Article 8 hereof, the cost of any Additional Improvements shall be paid by Tenant when due so that the Leased Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Leased Property;

(ix)          Compliance with Article 5; Independent Operation.  After completion of any Additional Improvements, the subject Leased Property shall continue to comply with Article 5 of this Lease, shall not be connected to any buildings or improvements not located wholly on such Leased Property and shall be capable of being operated independently of any other buildings or improvements not owned by Landlord at the end of the Term of this Lease;

(x)           Insurance.  During the period when any demolition or construction in connection with any Additional Improvements is underway, Tenant, or its contractors and subcontractors, shall maintain or cause to be maintained the following insurance (in addition to the insurance required to be maintained by Tenant pursuant to the provisions of Article 14 hereof, but subject to Tenant’s right to self insure as provided in such Article 14 hereof): (A) completed value builder’s risk insurance for the Leased Property, including all building materials thereon, covering loss or damage from all risk perils including, but not limited to, flood, earthquake, terrorism, collapse, loss resulting from faulty work, fire, lightning, extended coverage perils, sprinkler leakage, vandalism and malicious mischief in an amount not less than the cost, as estimated by Tenant, of the construction of the Additional Improvements, (B) workmen’s compensation insurance covering the full statutory liability as an employer of the contractor performing the work of making such Additional Improvements, and (C) commercial general and umbrella liability provided by all contractors and subcontractors naming Landlord and Landlord’s mortgagee in an amount not less than One Million Dollars ($1,000,000) per project;

(xi)           Title Report; Certificate of Occupancy.  Upon completion of the making of the Additional Improvements, Tenant shall furnish Landlord with (A) a current title report for such Leased Property and (B) copies of all Certificates of Occupancy or other certificates required by applicable laws; and

(xii)          Survey.  In the case of any Additional Improvement constituting or including construction of, or a change in the location of any exterior walls of, a building, or the construction of a new building, Tenant shall furnish Landlord with a survey showing the location of said Additional Improvements, prepared by a licensed surveyor acceptable to Landlord, certified to Landlord, Landlord’s mortgagee and the title insurance company or companies issuing a policy or an endorsement pursuant to clause (x) of Paragraph (a) of this Article 12.

(xiii)        Limitations on Demolition.  Tenant shall not cause the total or substantial demolition of the existing Improvements at more than three (3) of the Leased Properties at any one time.

Without diminishing or impairing Landlord’s rights of receipt, consent and approval as set forth in this Article 12(a) and subject to Tenant’s compliance with the terms and conditions of this Article 12, Landlord shall be deemed to have consented to the making of any Additional Improvements (if such consent is required under this Lease) if Landlord’s consent or denial is not received by Tenant within twenty (20) days after Landlord’s receipt of a notice from Tenant identifying the Leased Property and describing the proposed Additional Improvements, in reasonable detail.

(b)           Tenant’s Equipment.  Except as otherwise expressly provided in this Lease, Tenant may, at its own cost and expense, install or place upon or reinstall or replace upon and remove from the Leased Property any trade fixtures, machinery and equipment.  Any such trade fixtures, machinery and equipment shall not become the property of Landlord (other than replacements of machinery and equipment which are the property of Landlord, which replacement shall also be the property of Landlord).  Replacements of Equipment which are property of the Landlord shall be of at least equal quality and fair market value to the replaced Equipment when the replaced items were new.  Tenant shall repair any damage caused by removal of Equipment from the Leased Property, at Tenant’s own cost and expense.

13.	CONDEMNATION AND CASUALTY:

(a)           Assignment of Proceeds; Tenant Authorized to Act for Landlord.  Except as provided herein, Tenant hereby assigns to Landlord any award, compensation, insurance proceeds or other payment (including the proceeds of any self insurance and deductibles) to which Tenant may become entitled by reason of its interest in any Leased Property, other than any award, compensation or insurance payment made to Tenant for interruption or loss of business, for moving expenses or for any inventory, machinery, equipment or other personal property belonging to Tenant (hereinafter referred to as “Tenant’s Loss”) by reason of (i) damage to or destruction of any Leased Property by fire or other casualty (a “Casualty”), or (ii) by reason of any Condemnation, requisition or other taking or sale of the use, occupancy, access or title to any Leased Property or any portion thereof in, by or on account of any actual or threatened eminent domain proceeding or other action by any Governmental Authority or other person having the power of eminent domain (a “Condemnation”).  Tenant is hereby authorized and empowered, at its cost and expense, in the name and on behalf of Landlord, Tenant or otherwise, to appear in any such proceeding or other action, to negotiate, accept and prosecute any claim for any award, compensation, insurance proceeds or other payment on account of any such Casualty or Condemnation, and to cause any such award, compensation, insurance proceeds or other payment to be paid to Landlord, except that Tenant shall be entitled to submit a claim for Tenant’s Loss and receive and retain any award applicable thereto.  All amounts so paid or payable to Landlord or Tenant shall be retained or paid over to the party entitled thereto in accordance with the provisions of this Article 13.  Tenant shall take all appropriate action in connection with each such claim, proceeding or other action, however, Landlord and Landlord’s mortgagee may participate in such proceeding(s), and Tenant shall deliver all instruments reasonably requested by Landlord and Landlord’s mortgagee to permit such participation, and Tenant shall pay all costs and expenses in connection therewith.

(b)           Partial Damage or Condemnation; Restore or Repair.  If Tenant shall reasonably determine that less than a substantial portion of any Leased Property has been (i) damaged or destroyed by Casualty, or (ii) condemned, then Tenant shall give prompt written notice thereof to Landlord, and this Lease shall continue in full force and effect, and Tenant shall, at Tenant’s own cost and expense and in conformity with the requirements set forth in Paragraph (a) of Article 12 hereof, proceed with reasonable diligence and promptness to carry out any necessary demolition and to restore, repair, replace, and/or rebuild such Leased Property in order to restore such Leased Property, as nearly as practicable, to the condition and fair market value thereof immediately prior to such Casualty or Condemnation.

(i)            No Abatement.  Except as expressly provided herein, Basic Rent shall not abate hereunder by reason of any such Casualty or Condemnation of such Leased Property, and Tenant shall continue to perform and fulfill all of Tenant’s obligations, covenants and agreements hereunder notwithstanding such damage or destruction.

(ii)           Cost or Repair and Net Award.  Landlord and Tenant shall agree on the maximum cost of such restoration, repair, replacement or rebuilding and such cost shall be paid first out of the Net Award and then out of Tenant’s own funds to the extent such cost exceeds the Net Award.  Provided no Event of Default shall have occurred and be continuing, and provided that Tenant shall have maintained Tenant’s Minimum Credit Rating, then the Net Award shall be paid to Tenant (and to the extent the Net Award was previously assigned to Landlord, will be remitted by Landlord to Tenant) to be applied to the repair and rebuilding work required by this Paragraph (b).  If Tenant has not maintained Tenant’s Minimum Credit Rating, the proceeds shall be disbursed in accordance with clauses (i) - (iv) of Paragraph (d) of this Article 13.

(c)           (i)             Substantial or Complete Destruction or Condemnation: Repair or Terminate.  If, at any time during the Term of this Lease, Tenant shall reasonably determine that all or a substantial portion of any Leased Property has been destroyed by Casualty, or all or substantially all of any Leased Property has been taken by Condemnation, or after any substantial Condemnation of such Leased Property if such Leased Property is unsuitable for continued use in Tenant’s business, Tenant shall promptly notify Landlord of such event in writing within sixty (60) days of such Condemnation or Casualty.  In such event, Tenant may either (i) rebuild and/or restore such Leased Property, at Tenant’s own cost and expense and in conformity with the requirements set forth in paragraphs (a) and (b) of Article 12 hereof and Article 13(d) hereof or (ii) give written notice to Landlord within one (1) year after such Condemnation or Casualty of Tenant’s intention to terminate this Lease with respect to such Leased Property in conformity with the requirements herein set forth.

(ii)           Determination of Substantial Destruction or Condemnation.  Substantially all of a Leased Property shall be deemed to have been taken by Condemnation if the remaining portion of such Leased Property shall not be of sufficient size or character to permit the operation by Tenant on an economically feasible basis of the business conducted thereon immediately prior to the Condemnation, assuming that such remaining portion had been repaired and restored to the fullest extent possible.  Substantially all of a Leased Property shall be deemed to have been destroyed by Casualty, if Tenant determines in its reasonable discretion that such Leased Property is no longer suitable for use in its business.

(iii)          Notice of Termination; Purchase; Net Award.  Tenant’s notice to Landlord of Tenant’s intent to terminate this Lease shall (i) contain a brief description of the relevant Condemnation or Casualty, (ii) specify such termination date, which shall be at least sixty (60) days after such notice is given (the “Termination Date”), (iii) if such notice of termination shall be based on a reasonable determination by Tenant that after such Casualty or Condemnation such Leased Property is no longer suitable for use in Tenant’s business as aforesaid, contain a certification by Tenant that an officer of Tenant has made such determination, and that, on or before such Termination Date, Tenant will discontinue the use of such Leased Property in Tenant’s ordinary course of business, (iv) if such Termination Date shall occur during the Initial Term, contain the irrevocable offer of Tenant to purchase Landlord’s interest in such Leased Property (and the Net Award hereinafter referred to) on such Termination Date at the Termination Value (defined as the amount relating to the subject Leased Property corresponding to the applicable Termination Date on Schedule C annexed hereto); and (v) if such notice of termination is given during the Initial Term and if Tenant shall fail to maintain Tenant’s Minimum Credit Rating, contain a commitment by Tenant to deposit with a Depository not later than one (1) year after the date of the Condemnation or Casualty as security for payment of the purchase price for such Leased Property the applicable Termination Value less the amount of any insurance proceeds or Condemnation award previously paid with respect to such Casualty or taking and held by Landlord or Landlord’s designee pursuant to Paragraph (a) of this Article 13.  If Landlord shall reject such offer to purchase by notice given to Tenant not later than twenty (20) Business Days prior to such Termination Date, or if such Termination Date shall occur during a Renewal Term, then this Lease shall terminate as to such Leased Property on such Termination Date and the Net Award relating to such Leased Property shall be paid and belong to Landlord; plus an amount equal to the deductible payable under the policy or policies of insurance, which shall be paid by Tenant to Landlord, and no further Basic Rent or payment of Termination Value will be payable with respect to such Leased Property.  Unless Landlord shall reject such offer to purchase as provided in the preceding sentence, Landlord shall be conclusively deemed to have accepted such offer, and on such Termination Date Landlord shall transfer, and Tenant shall purchase, Landlord’s interest in such Leased Property (and the Net Award) in accordance with the provisions of Article 17 hereof.  The additional amount, if any, deposited by Tenant pursuant to clause (v) of Paragraph (c)(iii) of this Article 13 and not applied towards the purchase price of such Leased Property shall be paid to Tenant on the Termination Date if no Event of Default shall have occurred and be continuing.

(iv)          Failure to Give Termination Notice.  If Tenant shall not give notice of its intention to terminate this Lease as to such Leased Property in accordance with Paragraph (c) of this Article 13 or shall not be entitled to give notice of its intention to terminate this Lease as to such Leased Property, then this Lease shall continue in full force and effect.  Nothing contained herein shall be deemed to affect this Lease as to the other Leased Properties subject hereto, and this Lease shall continue in full force and effect as to such other Leased Properties not the subject of such condemnation or casualty.

(d)         Failure to Maintain Tenant’s Minimum Credit Rating; Tenant in Default.  If Tenant shall not have maintained Tenant’s Minimum Credit Rating, or if an Event of Default shall have occurred and be continuing, then:

(i)            Net Award Paid to Depository.  The full amount of the Net Award shall be paid to a depository (the “Depository”) to be selected as hereinafter provided.  The Depository shall be a bank or trust company selected by Landlord and approved by Tenant, which is authorized to do business in the Commonwealth of Pennsylvania or the State of North Carolina, and which has a net worth of One Billion Dollars ($1,000,000,000) or more.  The Depository shall have no affirmative obligation to prosecute a determination of the amount of, or to effect the collection of, any insurance proceeds or Condemnation award or awards, unless the Depository shall have been given an express written undertaking to do so by Landlord and Tenant.  Moneys received by the Depository pursuant to the provisions of this Lease shall not be mingled with the Depository’s own funds and shall be held by the Depository in trust, either separately or with other trust funds, for the uses and purposes provided in this Lease.  The Depository shall place any moneys held by it into an interest bearing account; and the interest paid or received by the Depository on the moneys so held in trust shall be added to the moneys so held in trust.  The Depository shall not be liable or accountable for any action taken or suffered by the Depository or for any disbursement of moneys made by the Depository in good faith in reliance on advice of legal counsel.  In disbursing monies pursuant to clause (ii) of this paragraph (d), the Depository may rely conclusively on the information contained in any notice given to the Depository by Tenant in accordance with the provisions of said clause (ii), unless Landlord shall notify the Depository in writing within five (5) Business Days after the giving of any such notice that Landlord intends to dispute such information, in which case the disputed amount shall not be disbursed but shall continue to be held by the Depository until such dispute shall have been resolved;

(ii)           Agreement on Repair Costs and Payment Thereof.  Prior to any such rebuilding, restoration or repair, Landlord and Tenant shall agree on the maximum cost of such rebuilding, restoration or repair, and such cost shall be paid first out of the Net Award and then out of Tenant’s own funds to the extent such cost exceeds the Net Award;

(iii)          Tenant Reimbursements from Net Award.  From time to time, but not more often than once in any thirty (30) day period, Tenant may request reimbursement out of the Net Award for the actual costs and expenses incurred by Tenant in connection with such repair and rebuilding.  Any such costs and expenses will be paid by Tenant to the extent of the deductible amount under the policy of insurance covering the Casualty in question before the insurance proceeds are applied for such purpose.  Such requests shall be made by written notice to the Depository, with a copy to Landlord, setting forth in reasonable detail all of such costs and expenses incurred by Tenant.  If Landlord shall in good faith desire to dispute the information contained in any notice given by Tenant pursuant to this clause (iii), Landlord shall so notify Tenant and the Depository in writing within five (5) Business Days after the giving of such notice, specifying the amount intended to be disputed and the nature of the dispute.  The Depository shall disburse to Tenant out of the Net Award the amount of such costs and expenses as set forth in clause (ii) above immediately following the later of (A) the five (5) Business Day period referred to above, or (B) the date on which any dispute as to the cost or expense in question is resolved; and

(iv)          Excess Net Award to Landlord.  Upon the completion of such repair and rebuilding, any remaining Net Award (less an amount equal to the cost of any Additional Improvements paid for or financed by Tenant pursuant to Article 12(c) hereof) shall be paid to and belong to Landlord.

(e)           Temporary Condemnations.  Notwithstanding any other provision to the contrary contained in this Article 13, in the event of a temporary Condemnation, this Lease shall remain in full force and effect and Tenant shall be entitled to the Net Award allocable to such temporary Condemnation; except that such portion of the Net Award allocable to the time period after the expiration or termination of the Term of this Lease shall be paid to Landlord.

14.          INSURANCE:

(a)           Tenant shall during the term hereof, at its cost and expense, maintain valid and enforceable insurance of the following character:

(i)            “all risks” insurance coverage against losses by fire and lightning and other risks including, but not limited to, boiler and machinery, flood, earthquake and terrorism, for the full insurable replacement value of the Improvements and the Equipment, and all building materials, equipment, machinery, appliances, furniture, furnishings and other property which constitute part of the Leased Property, with agreed amount endorsement or endorsements providing equivalent protection, including loss by windstorm, hail, explosion, riot - (including riot attending a strike), civil commotion, aircraft, vehicles, smoke damage, and vandalism and malicious mischief, but excluding insurrections, rebellions, revolutions and civil wars, in amounts not less than the full insurable value of all buildings and other improvements on the Leased Property.  The term “full insurable value” as used herein means the actual replacement cost, including the costs of debris removal, but excluding the cost of constructing foundation, footings and excavations.

(ii)           Comprehensive general public liability insurance covering the legal liability of Landlord and Tenant against claims for bodily injury, death or property damage, occurring on, in or about the Leased Property and the adjoining land or occurring as a result of ownership of facilities located on the Leased Property or as a result of the use of products or materials manufactured, processed, constructed or sold, or services rendered, on the Leased Property, in the minimum amount of Three Million Dollars ($3,000,000) with respect to any one occurrence, accident or disaster or incidence of negligence.  Coverage should include “premises/operations”, “independent contractors”, and “blanket contractual” liabilities.  If the insurance is provided on a claims made basis, the insured amount shall be Three Million Dollars ($3,000,000) per claim and the coverage shall be the same as under the occurrence form.  Any claims made policy shall provide that (A) coverage will be continuous, (B) the retroactive date of the first claims made policy shall be the expiration date of the preceding continuous occurrence coverage, (C) at each renewal of the claims made coverage the retroactive date shall not be advanced, (D) if the retroactive date is advanced or coverage is cancelled for whatever reason, Tenant shall deliver to Landlord a certificate of insurance showing that Tenant has purchased the extended reporting period or supplemental tail endorsement under the previous policy extending the period for an unlimited time, if reasonably available, during which a claim may first be made, and (E) the certificate of insurance shall show the retroactive date.

(iii)          Workmen’s compensation insurance.  Tenant shall comply with applicable workmen’s compensation laws of the state where the Leased Property is located, and shall maintain such insurance if and to the extent necessary for such compliance.

(iv)          Such other insurance, in such amounts and against such risks, as is customarily maintained by operators of similar properties.

(v)           Catastrophe excess - single limit liability insurance in the amount of Three Million Dollars ($3,000,000) with respect to the risk referred to in clause (ii) of this Paragraph (a) of Article 14.

Such insurance shall be written by companies of recognized financial standing which are rated at least AXV by national rating organizations and have a claims paying ability rating from Standard & Poor’s Corporation of AAA or a rating from Best’s of at least A:XIII, and are legally qualified to issue such insurance, and are acceptable to Landlord and Landlord’s mortgagee, and shall name as the insured parties Landlord and Tenant, any mortgagee of Landlord’s interest in the Leased Property, with respect to the insurance listed in (ii) through (v) above as their interests may appear.  Such insurance may provide for such reasonable deductible amounts as are customarily provided for in insurance maintained by operators of comparable buildings (but in no event in excess of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence, adjusted for increases in the CPI), and may be obtained by Tenant by endorsement on its blanket insurance policies provided that each such endorsement on the blanket insurance policy shall provide for a reserved amount thereunder with respect to the Leased Property so as to assure that the amount of insurance required by clause (i) of Paragraph (a) of this Article 14 will be available notwithstanding any losses with respect to other property covered by such blanket policy, or, if reservation of amounts under Tenant’s blanket insurance policy is not available under the terms of such policies, shall otherwise be acceptable to Landlord and Landlord’s mortgagee.  Tenant may, at its cost and expense, prosecute any claim against any insurer or contest any settlement proposed by any insurer, and Tenant may bring any such prosecution or contest during the Term of this Lease in the name of Landlord, Tenant or both, and Landlord will join therein at Tenant’s request, provided that Tenant shall indemnify Landlord against any costs or expenses which Landlord may incur in connection with such prosecution or contest.  Notwithstanding anything in this Lease to the contrary, so long as Tenant shall maintain Tenant’s Minimum Credit Rating, Tenant may self-insure in order to meet any insurance requirements in this Lease.  In the event Tenant fails, in whole or in part, to carry insurance that complies with the requirements of this Article 14(a), Tenant shall be deemed to self-insure to the extent of such noncompliance.

(b)           Insurance claims by reason of damage or destruction to any portion of the Leased Property shall be adjusted by Tenant, subject to the approval of Landlord if Tenant has not maintained Tenant’s Minimum Credit Rating, which approval Landlord agrees not to unreasonably withhold or delay.

(c)           Every insurance policy maintained pursuant to clause (ix) of Paragraph (a) of Article 12, or Paragraph (a) of this Article 14 shall: (i) name Landlord and Landlord’s mortgagee, as additional insureds as their interests may appear; (ii) contain a standard first mortgage endorsement naming any mortgagee of Landlord’s interest in the Leased Property; (iii) provide that in the event that Tenant has failed to maintain Tenant’s Minimum Credit Rating, all of such proceeds shall be paid as provided in Article 13 hereof; (iv) provide that the issuer waives all rights of subrogation against Landlord, any successor to Landlord’s interest in the Leased Property, and any mortgagee of Landlord’s interest in the Leased Property; (v) provide that thirty (30) days’ prior written notice of cancellation, modification, termination or lapse of coverage shall be given to Landlord and any mortgagee of Landlord’s interest in the Leased Property and that such insurance, as to the interest of such mortgagee, shall not be invalidated by any act or neglect of Tenant or of Landlord or any owner of the Leased Property, nor by any foreclosure or any other proceedings relating to the Leased Property, nor by any change in the title ownership of the Leased Property, nor by occupation of the Leased Property for purposes more hazardous than are permitted by such policy; and (vi) be primary and without right or provision of contribution as to any other insurance carried by Landlord or any other interested party; and (vii) in the event any insuring company is not domiciled within the United States of America, include a United States Service of Suit clause (providing any actions against the insurer by the named insured or Landlord are conducted within the jurisdiction of the United States of America).

(d)           Except to the extent Tenant self-insures as permitted by Article 14(a) hereof, Tenant shall deliver to Landlord upon the execution and delivery of this Lease certificates of insurance, on an Acord 27 form for property and Acord 25 form for other insurance, signed by an authorized insurance company representative, reasonably satisfactory to Landlord and any mortgagee of Landlord’s interest in the Leased Property, evidencing all the insurance which is then required to be maintained by Tenant, and Tenant shall, within thirty (30) days prior to the expiration of any such insurance, deliver certificates of insurance, on an Acord 25 or 27 form, as the case may be, evidencing the renewal of such insurance, signed by an authorized insurance company representative, evidencing the renewal of such insurance.

(e)           Tenant shall comply with all of the terms and conditions of each insurance policy maintained pursuant to the terms of this Lease.

15.         FlNANCIAL STATEMENTS:

Subject to the last paragraph of this Article 15, Tenant shall furnish the following statements to Landlord:

(a)           as soon as practicable and in any event within one hundred fifty (150) days after the end of each fiscal year, a consolidated statement of earnings, and a consolidated statement of changes in financial position, a consolidated statement of stockholders’ equity, and a consolidated balance sheet of Tenant as of the end of each such year, all in the form as furnished by Tenant to the SEC, the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”), the Office of Thrift Supervision (“OTS”), or similar federal agency having regulatory jurisdiction over Tenant, or, if no such jurisdiction exists, in reasonable detail and reasonably satisfactory in scope to Landlord and certified to Tenant as to consolidated statements by independent public accountants of recognized standing selected by Tenant whose certificate shall be based upon an examination conducted in accordance with generally accepted auditing standards and the application of such tests as said accountants deem necessary in the circumstances; and

(b)           on request from Landlord, with reasonable promptness, copies of all financial statements and copies of each Form 10-K, Form 10-Q, Call Reports, proxy statement and registration statement (other than preliminary proxy statements and Form S-8 registration statements), or copies of any successor forms or statements substituted therefor, which Tenant shall file with the SEC, the FDIC, the OCC, the OTS or any governmental agency substituted to the functions of such agency, as the case may be; provided that Landlord shall not be entitled to any registration statement or any other financial information or statements before it becomes effective or any other document filed with a governmental agency until it is generally available to the public.

So long as Tenant is Bank of America, N.A., and so long as all of the financial information requested in Paragraphs 15(a) and (b) above is available to the general public (at no cost, or if a cost shall be charged the same shall be reimbursed to Landlord or Landlord’s mortgagee, as the case may be, promptly upon invoicing) at websites maintained by either Bank of America, N.A., the SEC, the FDIC, the OCC or the OCS, Tenant’s requirement to furnish such financial information to Landlord shall be deemed satisfied.

16.	RIGHT OF FIRST REFUSAL:

If at any time during the Term of this Lease, Landlord shall receive a bona fide offer (a “Third Party Offer”) from a third party (other than a purchaser making a bid or offer to purchase the Leased Property at any sale incidental to the exercise of any remedy provided for in any mortgage on the Leased Property) to purchase the Leased Property, containing terms and conditions satisfactory to Landlord, then Landlord shall notify Tenant of such Third Party Offer, including the identity of the offeror.  If at the time of Landlord’s receipt of the Third Party Offer no Event of Default has occurred hereunder and is continuing, and provided that Tenant shall not have vacated the Leased Property or subleased the entirety thereof, then for a period of (i) sixty (60) days, if during the Initial Term, or (ii) thirty (30) days, if during a Renewal Term, after Tenant’s receipt of Landlord’s notice, Tenant shall have the exclusive right to accept Landlord’s offer to purchase Landlord’s interest in the Leased Property upon the terms and conditions set forth in the Third Party Offer.  Tenant shall exercise such right of first refusal, if at all, by delivering its written purchase offer to Landlord within said sixty (60) or thirty (30) day period, as the case may be, following receipt of Landlord’s notice.  Such purchase shall occur on the date that is at least forty-five (45) days after Landlord’s receipt of such notice.  On the date of such purchase Landlord shall convey and assign to Tenant, or its designee, Landlord’s interest in the Leased Property or portion thereof against payment of the sale price therefor, in accordance and upon compliance with the terms and conditions of the Third Party Offer and this Lease, and Tenant’s obligation to pay Rent, shall terminate with respect to the Leased Property conveyed to Tenant.  If Tenant fails to accept Landlord’s offer within such sixty (60) or thirty (30) day period, as the case may be, then Landlord shall be free, subject to the restrictions set forth in Paragraph (g) of Article 21 hereof, to sell the Leased Property described in the Third Party Offer at a price not less than the purchase price contained in the Third Party Offer for a period of nine (9) months thereafter without offering such Leased Property to Tenant. If Landlord does not convey its interest in such Leased Property within such nine (9) month period or in the event of any material change in the terms of the Third Party Offer, Tenant’s rights pursuant to this paragraph shall be reinstated.  The term “material change” as used in the preceding sentence shall include a change of identity of a third party or its assignee, to a bank which is a substantial competitor in Tenant’s market.  Any third party that purchases the Leased Property pursuant to this Article 16 shall take the Leased Property subject to the terms hereof, and such purchaser shall assume Landlord’s rights and obligations under the Lease thereafter accruing, and this Lease shall remain in full force and effect.  Landlord shall cause any third party purchasing the Leased Property pursuant to this Article 16 to execute and deliver to Tenant a document confirming such third party’s assumption of Landlord’s rights and obligations under this Lease thereafter accruing.

17.         PURCHASE PROCEDURE:

(a)          In the event of the purchase of Landlord’s interest in any Leased Property by Tenant pursuant to any provision of this Lease, the terms and conditions of this Article 17 shall apply.

(b)          On the closing date fixed for the purchase of Landlord’s interest in any Leased Property:

(i)           Tenant shall pay to Landlord, in lawful money of the United States, at Landlord’s address hereinabove stated or at any other place in the United States which Landlord may designate, the purchase price; and

(ii)           Landlord shall execute and deliver to Tenant a limited warranty deed, assignment and/or such other instrument or instruments as may be appropriate, which shall transfer Landlord’s interest in the Leased Property being sold, subject to (A) Permitted Encumbrances (except, in the case of a purchase by Tenant under Article 13 hereof, free of the lien of any mortgage indebtedness incurred by Landlord), (B) all liens, encumbrances, charges, exceptions and restrictions attaching to such Leased Property created or caused by Tenant, and (C) all applicable laws, rules, regulations, ordinances and governmental restrictions then in effect.  In the case of a purchase of Landlord’s interest in any Leased Property by Tenant pursuant to Paragraph (c) of Article 13 hereof, Landlord shall also pay to Tenant the Net Award, if any.

(c)          Tenant shall pay all charges incident to such transfer, including all recording fees, reasonable attorneys’ fees and expenses, transfer taxes, title insurance premiums and federal, state and local taxes, except for any net income or profit taxes of Landlord, except in the case of a purchase by Tenant pursuant to Article 16, in which case costs will be allocated between Landlord and Tenant in the same manner as was provided for in the Third Party Offer.

(d)          Tenant shall pay to Landlord all Basic Rent and Additional Rent due and payable only through the date Tenant purchases Landlord’s interest in a Leased Property.

18.         INTENTIONALLY OMITTED.

19.         QUIET ENJOYMENT:

Upon due performance of the covenants and agreements to be performed by Tenant under this Lease, Landlord covenants that Tenant shall and may at all times peaceably and quietly have, hold and enjoy the Leased Property during the Term of this Lease. Notwithstanding the preceding sentence, Landlord, Landlord’s mortgagee, or their respective agents may enter into and inspect the Leased Property at any reasonable time during normal business hours, upon the giving of reasonable notice, if they take precautions not to unreasonably inconvenience Tenant or any persons occupying the Leased Property in accordance with this Lease and are accompanied by an employee or other representative of Tenant at all times during such entry and inspection, or at any time in the event of an emergency. Notwithstanding the foregoing, Tenant may exclude Landlord, Landlord’s mortgagee or their respective agents from areas of the Leased Property designated as security areas by Tenant, for example, vaults, modular vaults and automated teller machines.

20.         TERMINATION:

In the event of the termination of this Lease as herein provided, the obligations and liabilities of Landlord and Tenant, as the case may be, actual or contingent, under this Lease which arose at or prior to such termination, and which remain unpaid or unperformed, shall survive such termination.

21.         SUBLETTING; ASSIGNMENT:

(a)          Subleases Permitted.  Subject to subparagraphs (d), (e) and (f) hereof and Article 5 hereof, Tenant may sublet the Leased Property or any portion or portions thereof and retain any profits derived from such subleasing, provided that (i) no Event of Default has occurred and is continuing, and (ii) each sublease shall expressly be made subject to the terms of this Lease.

(b)          Assignments Permitted.  Subject to subparagraphs (d), (e) and (f) hereof and Article 5 hereof, Tenant may assign its interest under this Lease, provided that no Event of Default has occurred and is continuing and provided further that such assignment shall expressly be made subject to the terms of this Lease.

(c)          Restriction on Term of Sublease or Assignment.  The term of any subletting of the Leased Property or assignment of this Lease shall not extend beyond the Term of this Lease.  Any sublessee or assignee shall be permitted to use the Leased Property for any lawful purpose, subject to the limitations set forth in Article 5 hereof.

(d)          Tenant’s Obligations Continue.  No sublease or assignment shall affect or reduce any obligation of Tenant or right of Landlord hereunder, and all obligations of Tenant hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made. For the purposes of this Lease generally and subparagraphs (a)(iii), (iv) and (v) of Article 23 hereof in particular, the term “Tenant” shall mean Bank of America, N.A., and not its subtenants and assignees.

(e)          Conformed Copy of Sublease or Assignment.  For any sublease or assignment from which Tenant receives more than Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in annual rents, Tenant shall, within ten (10) days after the execution of any such sublease or assignment, deliver to Landlord a conformed copy thereof (with acknowledgements) and a conformed copy of any short-form lease or memorandum of lease suitable for recording.

(f)           No Mortgages or Pledges. Neither this Lease nor the Term of this Lease hereby demised shall be mortgaged or pledged by Tenant, nor shall Tenant mortgage, pledge or assign the interest of Tenant in and to any sublease of the Leased Property or any portion thereof or the rental payable thereunder.  Any such mortgage, assignment or pledge, and any sublease or assignment not permitted by this Article 21, shall be void.

(g)           Transfers by Landlord.  Subject to the terms of this Lease, Landlord may assign, convey, encumber or otherwise transfer its estate, right, title and interest hereunder or in the Leased Property or any part thereof, and upon execution and delivery of any such assignment, conveyance or other transfer, Landlord shall be released from its obligations hereunder.  Any such assignment, conveyance or other transfer shall be subject to this Lease.  Landlord shall not assign, convey or transfer its interest in the Leased Property subject (other than by way of mortgage) to this Lease to (i) any saving bank, savings and loan association, bank, bank holding company or Affiliate of any of the above or (ii) more than three (3) separate transferees without the prior written consent of Tenant.

Landlord shall, within thirty (30) days after the execution of any such instrument of mortgage, assignment, conveyance or transfer, deliver written notice thereof to Tenant. Any failure of Landlord so to deliver a notice of such instrument shall not, however, in any way impair or affect the validity thereof.

22.         ADVANCES BY LANDLORD:

If an Event of Default has occurred and is continuing, and at any time if Tenant fails to maintain insurance in accordance with Article 14 hereof, if Tenant shall fail to make or perform any payment or act required by this Lease within any applicable cure period, then Landlord may at its option make such payment or perform such act for the account of Tenant, and Landlord shall not thereby be deemed to have waived any default or released Tenant from any obligation hereunder.  All amounts so paid by Landlord and all incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such payment or performance, together with interest at the Applicable Rate from and including the date of the making of such payment or of the incurring of such costs and expenses to and including the date of repayment, shall be paid by Tenant to Landlord on demand.

23.         CONDITIONAL LIMITATIONS - EVENTS OF DEFAULT AND REMEDIES:

(a)           Events of Default.  Any of the following occurrences or acts shall constitute an “Event of Default” under this Lease:

(i)           if Tenant shall default in making payment when due of any installment of Basic Rent or Additional Rent, and such default shall continue for the longer of (A) ten (10) days, or (B) five (5) days after a written notice of such default has been delivered to Tenant; provided that Tenant shall not be entitled to such notice more than twice during any given twelve (12) month period; or

(ii)           if Tenant shall default in the due performance of any other covenant, agreement, obligation or condition on the part of Tenant to be performed hereunder, other than as set forth in clause (i) or clause (vii) of this Paragraph (a), and if such default shall continue for forty-five (45) days after written notice from Landlord to Tenant specifying such default and demanding that the same be cured (or, in the case of a default which cannot be cured with the payment of money, or with due diligence be wholly cured within such forty-five (45) day period, if Tenant shall fail to commence to cure the same within said forty-five (45) day period, or, having promptly so commenced to cure the same shall fail thereafter to prosecute the curing thereof with all due diligence, it being intended that the time within which to cure such a default shall be extended for such period as may be necessary to complete the curing of the same in good faith and with due diligence; or

(iii)           if Tenant, or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets, shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Act or under any similar federal or state law now or hereafter in effect, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due, or shall be dissolved, or shall suspend payment of its obligations, or shall take any corporate action in furtherance of any of the foregoing; or

(iv)           if a petition or answer shall be filed proposing the adjudication of Tenant or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets as a bankrupt or its reorganization pursuant to the Bankruptcy Act or any similar federal or state law, now or hereafter in effect, and (A) Tenant or its successor corporation shall consent to the filing thereof, or (B) such petition or answer shall not be discharged, or denied within ninety (90) days after the filing thereof; or

(v)           if a receiver, trustee or liquidator (or other similar official) shall be appointed for or take possession or charge of Tenant or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets, or of all or substantially all of the business or assets of Tenant or its successor corporation or of Tenant’s or its successor corporation’s estate or interest in the Leased Property, and shall not be discharged within ninety (90) days thereafter or if Tenant or its successor corporation shall consent to or acquiesce in such appointment; or

(vi)          if the estate or interest of Tenant in the Leased Property or any sublease thereof shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment, unless Tenant shall be contesting such levy or attachment in accordance with the requirements of Paragraph (d) of Article 7 hereof; or

(vii)         if Tenant fails to pay Landlord the purchase price of the Leased Property pursuant to Article 17 hereof or if Tenant fails to maintain insurance in accordance with Article 14 hereof; or

(viii)        if, as of the time when the same shall have been made, any material representation or warranty of Tenant to Landlord or Landlord’s mortgagee set forth in any notice, certificate, demand, request or other instrument delivered in connection with or pursuant to this Lease shall prove to be incorrect or misleading in any material respect to the material detriment of Landlord or any mortgagee of Landlord’s interest in the Leased Property.

(b)           Landlord’s Right to Re-enter or Terminate.  This Lease and the Term of this Lease and estate hereby granted are subject to the limitation that whenever an Event of Default shall have occurred and not be cured as provided herein, subject to Paragraph (i) of this Article 23 below, Landlord may, at Landlord’s option, elect to (i) re-enter the Leased Property, without notice, and remove all persons and property therefrom, either by summary proceedings or by any suitable action or proceeding at law, or otherwise, without being liable to indictment, prosecution or damages therefor, and may have, hold and enjoy the Leased Property, together with the appurtenances thereto and the improvements thereon; and/or (ii) terminate this Lease at any time by giving twenty (20) days’ notice in writing to Tenant, electing to terminate this Lease, and the Term of this Lease shall expire at the expiration of said last mentioned twenty (20) days’ notice as fully and completely as if said date were the date herein originally fixed for the expiration of the Term of this Lease hereby granted, and Tenant shall thereupon quit and peacefully surrender the Leased Property to Landlord, with all appurtenances thereto and all improvements thereon, without any payment therefor by Landlord, and Landlord, upon the expiration of said last mentioned twenty (20) days’ notice, or at any time thereafter, may re-enter the Leased Property as provided in the preceding clause (i).

(c)           Payments by Tenant.  In case of any such re-entry, termination and/or dispossession by summary proceedings or otherwise as provided in the immediately preceding paragraph, (i) the Basic Rent and Additional Rent shall be paid up to the time of such re-entry, dispossession and/or termination, together with such expenses, including reasonable attorneys’ fees and expenses, as Landlord shall incur in connection with such re-entry, termination and/or dispossession by summary proceedings or otherwise; (ii) Landlord may in good faith relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease; (iii) Tenant shall also pay to Landlord all other damages and expenses which Landlord shall have sustained by reason of the breach of any provision of this Lease, including, without limitation, legal expenses, reasonable attorneys’ fees, brokerage commissions and expenses incurred in removing Tenant’s trade fixtures or other assets from the Leased Property, repairing and putting the Leased Property and any buildings and improvements thereon in good order and condition and in preparing the same for reletting, which expenses shall be paid by Tenant as they are incurred by Landlord; (iv) Tenant shall also pay to Landlord the amount by which the Basic Rent reserved in this Lease exceeds the net amount, if any, of the rents collected on account of the leases of the Leased Property for each month of the period which would otherwise have constituted the Term of this Lease (excluding unexercised extension options), which amounts shall be paid in monthly installments by Tenant on the respective Rent Payment Dates specified therefor, and any suit brought to collect said amounts for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency in any subsequent month by a similar action or proceeding; and/or (v) at the option of Landlord exercised at any time, Landlord forthwith shall be entitled to recover from Tenant as liquidated damages, in addition to clause (i), but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clauses (ii), (iii) and (iv), whichever of the following sums Landlord shall elect:

(A)           an amount equal to the excess, if any, of the Termination Value of a Leased Property computed as of the Termination Date over the present value of the Fair Market Rental Value of such Leased Property for the balance of the useful life of such Leased Property, such Fair Market Rental Value to be determined by mutual agreement of Landlord and Tenant, or if they cannot agree within ten (10) days of such notice, by the appraisal procedure set forth in Paragraph (e) of Article 4 above, but without regard to any limitations imposed with respect to Maximum Renewal Term Rent or Aggregate FMRV Rent;

(B)            if a Leased Property has not been sold, an amount equal to the excess, if any, of the Termination Value of such Leased Property, computed as of the Termination Date, over the Fair Market Purchase Value of such Leased Property as of the Final Payment Date, such Fair Market Purchase Value to be determined by mutual agreement of Landlord  and Tenant, or if they cannot agree within ten (10) days after such notice, by the appraisal procedure set forth in Paragraph (e) of Article 4 above, but without regard to any limitations imposed with respect to Maximum Renewal Term Rent or Aggregate FMRV Rent; or

(C)            the Termination Value of a Leased Property computed as of the Termination Date, provided that upon payment of such amount and the amount of any unpaid Rent referred to in clause (i) of this Article 23(c)(C), Landlord shall assign and convey such Leased Property to Tenant, without further consideration, in accordance with the terms and provisions of Article 17 hereof.

Landlord, at Landlord’s option, may make such alterations and/or decorations in the Leased Property as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

(d)           Receipt of Money Not a Reinstatement; No Accounting.  No receipts of moneys by Landlord from Tenant after a termination of this Lease by Landlord shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of rent then due or thereafter falling due, it being agreed that after the commencement of suit for possession of the Leased Property, or after final order or judgment for the possession of the Leased Property, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Leased Property or, at the election of Landlord, on account of Tenant’s liability hereunder.  Subject to subsection (c)(iv) of this Article 23, Landlord shall have, receive and enjoy as Landlord’s sole and absolute property, without right or duty to account therefor to Tenant, any and all sums collected by Landlord as rent or otherwise upon reletting the Leased Property after Landlord shall resume possession thereof as hereinbefore provided, including, without limitation upon the generality of the foregoing, any amounts by which the sum or sums so collected shall exceed the continuing liability of Tenant hereunder.

(e)           Re-Entry Not a Termination.  The word “re-enter,” as used in this Lease, is not and shall not be restricted to its technical legal meaning, but is used in the broadest sense.  No such taking of possession of the Leased Property by Landlord shall constitute an election to terminate the Term of this Lease unless notice of such intention be given to Tenant or unless such termination be decreed by a court having jurisdiction.

(f)           Enforcement Costs.  If an action shall be brought for the enforcement of any provision of this Lease, in which it shall be determined that Landlord or Tenant was in default, the defaulting party shall pay to the non-defaulting party all costs and other expenses which may become payable as a result thereof, including attorneys’ fees and expenses.  If either party shall, without fault on its part, be made a party to any litigation commenced against the other party (a “Litigating Party”), such Litigating Party shall pay all costs and attorneys’ fees incurred or paid by the non-litigating party in connection with such litigation.

(g)          Remedies Cumulative.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing.  The failure of Landlord to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future.  Receipt by Landlord of any Basic Rent or Additional Rent payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach (other than the prior failure to pay such Basic Rent or Additional Rent), and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless made under signature of an officer of Landlord.

(h)           Notice of Default to Landlord.  Tenant shall give Landlord prompt notice of any default which occurs and is continuing.

(i)           Limitations.  Notwithstanding the provisions set forth in this Article 32, Landlord may not terminate this Lease in its entirety unless Tenant shall have failed to pay one or more installments of Rent when due and payable under this Lease, and such failure to pay continues for a period of ten (10) days following Tenant’s receipt of written notice thereof from Landlord, which notice shall state in all capital letters (or other prominent display) that this Lease may be terminated if Tenant fails to promptly pay all overdue Rent.

24.         NOTICES:

All notices and other instruments given or delivered pursuant to this Lease shall be in writing and sent by prepaid United States registered or certified mail, return receipt requested, and the giving of such notice or other communication shall be deemed to have been given (i) when delivered by hand, (ii) on the earlier of receipt and three (3) Business Days after being sent by first class registered or certified mail, postage prepaid, return receipt requested, (iii) when sent by telegram or cable or (iv) on the earlier of receipt and two (2) days after being sent by a nationally recognized overnight courier. Copies of notices must be sent to all of the parties listed below, together with a copy thereof sent by facsimile transmission, if reasonable under the circumstances; provided that failure to send a copy by facsimile transmission shall in no event cause any notice sent in accordance with this Article 24 to be deemed improper. Landlord and Tenant shall each have the right to specify, from time to time, as its address for purposes of this Lease, any address and any addressee, in the continental United States, upon giving fifteen (15) days’ written notice thereof to the other party. The addresses of Landlord and Tenant for purposes of this Lease, until notice has been given as above provided, shall be as follows:

Landlord:	First States Investors 4100A, LLC
c/o First States Group, L.P.
1725 The Fairway
Jenkintown, Pennsylvania 19046
Attn: Sonya A. Huffman, Senior Vice President – Operations
Attn: Edward J. Matey Jr., Senior Vice President
and General Counsel
FAX: 215.887.9856

with a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attn: Eric L. Stern, Esquire
FAX: 215.963.5001

Tenant:	Bank of America, N.A.
525 North Tryon
3rd Floor – Corporate Real Estate Department
NC1-023-03-03
Charlotte, North Carolina 28255
Attn: Property Services
FAX: 704.386.7339

with a copy to:	Bank of America, N.A.
901 Main Street, 68th Floor
Dallas, Texas 75202-3714
Attn: Michael F. Hord, Associate General Counsel
FAX: 214.209.0871

with a copy to:	Bank of America, N.A.
525 North Tryon
4th Floor – Corporate Real Estate Department
NC1-023-04-03
Charlotte, North Carolina 28255
Attn: James Mezzanotte
FAX: 704.365.6075

and to:	Trammell Crow Corporate Services, Inc.
2850 North Federal Highway
Lighthouse Point, Florida 33064
Attn: Chuck Dunn, Senior Vice President
FAX: 954.786.4405

25.         ESTOPPEL CERTIFICATES:

At the request of either Landlord or Tenant, the other party will execute within fifteen (15) days from the date of receipt of the request, from time to time, an estoppel certificate substantially in the form attached hereto as Schedule D or in such other form as may be reasonably requested by the requesting party; provided that any request submitted by Landlord requesting an estoppel certificate by Tenant shall be accompanied by an estoppel certificate executed by Landlord indicating whether or not there are any then existing defaults by Tenant under this Lease, and if so, describing said defaults.  Tenant and any third party certifying, to the best of such party’s knowledge and belief, to the facts (if true) described in such certificate.

26.         NO MERGER:

There shall be no merger of this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or interest or ownership interest in the Leased Property or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or indirectly, (a) this Lease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or interest or ownership interest in the Leased Property or any part thereof, and this Lease shall not be terminated for any cause except as expressly provided herein and any instrument of transfer shall so provide.

27.         SURRENDER:

(a)           Upon the expiration or earlier termination of the Term of this Lease, or surrender of the Leased Property in accordance with Paragraph (d) of Article 6 hereof, Tenant shall surrender the Leased Property to Landlord in the same condition and suitable for the same use in which the Leased Property was originally received from Landlord except as repaired, rebuilt or altered as required or permitted by this Lease (and/or except for such Casualty damage as Tenant shall not be required to repair or restore hereunder), and except for ordinary wear and tear.  Tenant shall remove from the Leased Property on or prior to such expiration or earlier termination all of Tenant’s Equipment, except that agreed upon by Landlord and Tenant in writing, which agreement shall be entered into at least thirty (30) days prior to the expiration or earlier termination of the Term of this Lease, and shall repair any damage caused by such removal.  Property not so removed following ten (10) days’ written notice from Landlord shall become the property of Landlord, which may cause such property to be removed from the Leased Property and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant.

(b)           Except for surrender upon the expiration or earlier termination of the Term of this Lease, or surrender of the Leased Property in accordance with Paragraph (d) of Article 6 hereof, no surrender to Landlord of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Landlord.

28.         SEPARABILITY:

Each provision contained in this Lease shall be separate and independent and the breach of any such provision by Landlord shall not discharge or relieve Tenant from its obligation to perform each obligation of this Lease to be performed by Tenant.  If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

29.         BINDING EFFECT; MERGER, CONSOLIDATION AND DISPOSAL OF ASSETS:

(a)           Binding Effect.  All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns and sublessees of Landlord and Tenant to the same extent as if each such successor or assign or sublessee were named as a party hereto.

(b)           Entire Agreement; Amendment.  This Lease embodies the entire agreement between Landlord and Tenant relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  Neither this Lease nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only as expressly provided herein or by an instrument signed by Landlord and Tenant.

30.         SHOWING:

During the one year period preceding the date on which the Term of this Lease shall terminate or fully expire, Landlord may show the Leased Property or any part thereof to prospective tenants or purchasers at such reasonable times during normal business hours as Landlord may select upon reasonable prior notice to Tenant.  The foregoing shall not apply to Vacated Properties.

31.         NATURE OF LANDLORD’S OBLIGATIONS:

Anything in this Lease to the contrary notwithstanding, no recourse or relief shall be had under any rule of law or equity, statute or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of any obligation, monetary or non-monetary), against Landlord (or any officer or partner of Landlord or any predecessor or successor corporation (or other entity) of Landlord), it being expressly understood that any obligations of Landlord under or relating to this Lease are solely obligations payable out of the Leased Property and are compensable solely therefrom.  It is expressly understood that all such liability is and is being expressly waived and released as a condition of and as a condition for the execution of this Lease, and Tenant expressly waives and releases all such liability as a condition of, and as consideration for, the execution of this Lease.

32.         SUBORDINATION:

(a)           Subject to Landlord's compliance with the requirements of Paragraph 32(b) below, this Lease is and shall be subject and subordinate to all ground or underlying leases of the Leased Property and to all mortgages that may now or hereafter be secured upon such leases or the Leased Property and to any and all renewals, modifications, consolidations, replacements and extensions thereof, provided that in connection with the transfer of any interest of Landlord in the Leased Property or any portion thereof, whether through foreclosure or otherwise, Tenant's possession and right to occupy the Leased Property or any portion thereof shall not be disturbed so long as no Event of Default shall have occurred and be continuing beyond any applicable cure period, this Lease shall continue in full force and effect and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment.

(b)           Landlord will provide to Tenant for execution, within thirty (30) days following the recording of a mortgage or deed of trust encumbering a Leased Property, a subordination, non-disturbance and attornment agreement from Landlord’s mortgagee, substantially in the form attached hereto as Schedule F or in another form reasonably satisfactory to Tenant and Landlord’s mortgagee, duly executed by Landlord and such Landlord’s mortgagee.  As a condition to the subordination of this Lease to any future mortgage or deed of trust or ground lease, Landlord shall obtain for the benefit of Tenant a subordination, non-disturbance and attornment agreement from the holder of such mortgage or deed of trust or ground lease.

33.         ARBITRATION:

(a)           Approval Procedure; Dispute Resolution.  When the approval or consent by either Landlord or Tenant is required hereunder and such approval or consent may not be expressly withheld in such party’s sole discretion, the parties shall proceed as follows:

(i)           The party requesting the approval or consent (the “Requesting Party”) shall submit a written request for approval or consent together with such information and supporting documentation as is reasonably required to evaluate the request to the other party (the “Responding Party”).

(ii)           Unless a specific time period for the Responding Party’s response is provided for in this Lease (in which case, such specific time period shall control), the Responding Party shall have ten (10) days to (A) approve in writing the request as submitted, (B) approve in writing the request with conditions, (C) deny in writing the request, or (D) respond with a written schedule of additional information and/or documentation to be submitted by the Requesting Party.  If the Responding Party fails to timely provide any of the above responses, the approval or consent shall be deemed to be given as requested.

(iii)           If the Responding Party requests additional information and/or documentation, then within five (5) days after the Requesting Party delivers same to the Responding Party, the Responding Party shall again respond as set forth in clause (ii) above.  If the Responding Party fails to timely respond as set forth in clause (ii) above, the approval or consent shall be deemed to be given as requested.

(iv)           All approvals, denials, and requests for additional documentation or information, when given, shall be in writing.

(b)          Dispute Resolution.  The parties hereby agree to attempt to resolve all disputes and controversies arising out of or in connection with this Lease or its interpretation, performance or breach, promptly, equitably and in a good faith manner, through discussions and negotiations, but failing same, the parties shall proceed as follows:

(i)           Upon the occurrence of any controversy or dispute arising out of or relating to this Lease, or its interpretation, performance or breaches, which the parties have not been able to resolve in the ordinary course through discussions and negotiations within a period of thirty (30) days after the dispute or disagreement arises, each party shall appoint a senior officer of its management, fully authorized to settle the dispute or disagreement, to meet at a mutually agreed time and place not later than twenty (20) days after such appointment, to resolve such dispute or disagreement.  Should a resolution of such dispute or disagreement not be obtained within fifteen (15) days after a meeting of such senior officers for such purpose, either party may then, by written notice to the other, submit the controversy or dispute to arbitration in Charlotte, North Carolina (or in such other city as Landlord and Tenant shall elect).  The arbitration shall be conducted under the auspices of JAMS or its successor.  The arbitration shall be initiated by a party by sending notice (the “Arbitration Notice”) of a demand to arbitrate by registered or certified mail to the other party, and to JAMS.  The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought.  If the dispute or disagreement involves a Binding ADR Dispute, Landlord and Tenant shall submit the matter to binding arbitration.  If the dispute or disagreement involves a Major Dispute the parties may, but shall not be required to submit the matter to non-binding arbitration.

(ii)           If the dispute or controversy involves the granting, withholding or conditioning of consent or approval of a matter described in Article 12 (Alterations) (an “Approval Matter”) or if the dispute or controversy not involving an Approval Matter involves a total cost to either party of One Million Dollars ($1,000,000.00) or less (a “Binding ADR Dispute”), and if the parties shall be unsuccessful in their efforts to negotiate a mutually satisfactory resolution of their dispute or disagreement, the parties shall submit the matter to binding arbitration, and JAMS shall provide to the parties a list of three (3) arbitrators, and each party may strike one arbitrator from such list.  The remaining arbitrator shall serve as the arbitrator for the dispute.  The arbitrator so selected shall furnish Landlord and Tenant with a written decision within thirty (30) days after his or her selection.  The parties agree to arbitrate any Binding ADR Dispute pursuant to JAMS’ Streamlined Arbitration Rules as amended from time to time, and as modified to the extent practicable to give effect to the agreement of the parties as stated above in this Article 33(b)(ii).  Binding ADR Disputes shall not be conducted in person unless either Landlord or Tenant shall request an in-person arbitration.  The decision of the arbitrator in a Binding Dispute shall be final and shall be binding upon the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iii)           If the dispute or controversy not involving an Approval Matter involves more than a total cost to either party of more than One Million Dollars ($1,000,000.00) under this Lease (“Major Dispute”), and if the parties elect to arbitrate, then JAMS shall provide a list of six (6) available arbitrators from which each party shall select one (1) arbitrator, and a third arbitrator shall be selected by the two (2) arbitrators so selected.  The third arbitrator shall be a neutral arbitrator who has not acted for either party (or its Affiliate) within the five (5) years preceding initiation of the arbitration.  The arbitrators, so selected, shall schedule the arbitration within sixty (60) days following the selection of the third arbitrator, and shall render their decision within sixty (60) days after the arbitration is concluded.  If the parties agree to arbitrate any Major Dispute, they shall do so pursuant to JAMS’ Comprehensive Arbitration Rules, as amended from time to time, and as modified to the extent practicable to give effect to the agreement of the parties as stated above in this Article 33(b)(iii).  In the instance of a Major Dispute, (A) the decision of the arbitrators shall not be final or binding, (B) either party shall have the right to file suit de novo in a court of competent jurisdiction, and (C) any and all statements, admissions, or other representations made during the arbitration by either party shall be deemed privileged, confidential and inadmissible for any and all purposes in any such subsequent litigation.

(iv)           Notwithstanding the foregoing, this Article 33 shall not apply to any disputes, controversies or breaches relating solely to the non-payment of Rent or, unless agreed to by the parties, a Major Dispute.

(c)           Conduct of the Arbitration.  Arbitration proceedings hereunder shall be subject to the following additional provisions:

(i)           The hearing shall be conducted on a confidential basis without continuance or adjournment;

(ii)           Any offer made or the details of any negotiation of the dispute subject to arbitration prior to arbitration shall not be admissible;

(iii)           Each party shall be entitled to all rights and privileges granted by the arbitrators to the other party;

(iv)          In the arbitration of any Major Dispute, each party shall be entitled to compel the attendance of witnesses or production of documents, and for this purpose, the arbitrators shall have the power to issue subpoenas in accordance with the law of the State of North Carolina;

(v)           In the arbitration of any Major Dispute, each party shall have the right (upon leave of the arbitrators) to take depositions and obtain other discovery of the scope and in the manner which the arbitrators deem reasonably necessary to the preparation and presentation of the party’s case;

(vi)          The arbitrators shall have the power to impose on any party such terms, conditions, consequences, liabilities, sanctions and penalties as the deem necessary or appropriate (which shall be conclusive, final and enforceable as the award on the merits) to compel or induce compliance with discovery and the appearance of, or production of documents in the custody or, any officer, director, agent or employee of a party any Affiliate of such party;

(vii)         Arbitrators may not award indirect, consequential or punitive damages or issue injunctive relief, and shall have no power to deviate from the provisions of this Lease; and

(viii)        Neither party shall be in default under this Lease with respect to any provision hereof during the time period commencing as of the initial notice of desire to arbitrate and ending on the date of resolution by the arbitrators in the case of binding arbitration and ending on the date of a final, unappealable decision of the court in all other circumstances; provided that during said period of arbitration and/or litigation each party shall continue to perform all duties and obligations required to be performed by such party under this Lease and, with respect to the issue under dispute resolution, shall maintain the status quo.

(d)          Alternative Means of Arbitration with AAA.  In the event that JAMS or any successor shall no longer exist or if JAMS or any successor fails to refuses to, or is legally precluded from, accepting submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect.

(e)           Mediation; Litigation.  Unless the parties mutually agree to arbitrate a Major Dispute, prior to either party commencing litigation, the parties shall attempt to mediate such dispute.  Accordingly, except as provided in Article 33(a)(iv), no civil action with respect to any dispute or disagreement arising out of or relating to this Lease shall be commenced until the matter has been submitted to JAMS, or its successor, for mediation.  Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.  The parties shall cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of mediators, and in scheduling the mediation proceedings.  The parties agree that they will participate in the mediation in good faith, and that they will share equally in its costs.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process.  Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.  Mediation may continue after the commencement of a civil action, if the parties so desire.  The provisions of this clause may be enforced by any court of competent jurisdiction, and the prevailing party shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

34.         GRANTING OF EASEMENTS, ETC.:

If no Event of Default hereunder has occurred and is continuing, Landlord will join with Tenant, from time to time at the request of Tenant (and at Tenant’s sole cost and expense), and upon not less than forty-five (45) days prior written notice, with respect to their interests in the Leased Property to (i) sell, assign, convey or otherwise transfer an interest in any Leased Property to any person legally empowered to take such interest under the power of eminent domain, (ii) grant, in the ordinary course of business, easements, licenses, rights of way and other rights and privileges in the nature of easements, (iii) release, in the ordinary course of business, existing easements and appurtenances which benefit any Leased Property, (iv) dedicate or transfer unimproved portions of any Leased Property for road, highway or other public purposes, (v) execute petitions to have any Leased Property annexed to any municipal corporation or utility district, (vi) execute amendments to any covenants and restrictions affecting any Leased Property and (vii) execute and deliver any instrument, in form and substance reasonably acceptable to Landlord and Landlord’s mortgagee, necessary or appropriate to make or confirm such grants or releases to any person, with or without consideration, but only if Landlord shall have received (x) a certificate of an authorized officer of Tenant stating that such grant or release was granted in the ordinary course of Tenant’s business, does not interfere with and is not detrimental to the conduct of business on the Leased Property and does not materially impair the usefulness of the Leased Property or materially impair the fair market value of the Leased Property or materially impair Landlord’s interest in the Leased Property, (y) a certificate stating the consideration, if any, being paid for said sale grant, easement, license, release, dedication, transfer, right of way, petition, amendment or other such instruments described in this Article 34, is in the opinion of Tenant fair and adequate; and (z) a duly authorized and binding undertaking of Tenant, in form and substance satisfactory to Landlord and Landlord’s mortgagee, to remain obligated under this Lease and under any instrument executed by Tenant consenting to the assignment of Landlord’s interest in this Lease as security for indebtedness, as though such easement, license, right-of-way or other right or privilege has not been granted or released, and to perform all obligations of the grantor or party effecting the release under such instrument of grant or release during the Term of this Lease. Notwithstanding anything herein to the contrary, Tenant’s obligation to pay the reasonable attorneys’ fees for each of Landlord and Landlord’s mortgagee in connection with the execution and delivery of any easement or other instrument pursuant to this Article 34 shall not exceed $5,000 for each of Landlord’s and Landlord’s mortgagee’s counsel in any single request by Tenant for one (1) or more related easements or other instruments. Notwithstanding anything herein to the contrary, Landlord and Landlord’s mortgagee shall have a period of thirty (30) days to review the instruments and the materials requested under this Article 34.  If Landlord or Landlord’s mortgagee shall fail to execute any such deeds, easements, releases or such other instruments as may be specifically requested by Tenant in such thirty (30) day period, then Tenant may deliver to Landlord and Landlord’s mortgagee further notice requesting the delivery of said documents.  Tenant’s notice shall specify in capital letters and bold face type that if Landlord or Landlord’s mortgagee shall fail to return the requested documents within ten (10) days, or shall fail to specify what corrections need be made to such documents or why, specifically, Landlord or Landlord’s mortgagee objects to the delivery of such documents, then Tenant intends to deliver such instruments to Landlord’s or Landlord’s mortgagee attorney-in-fact.  Subject to the foregoing provision, in the event Landlord or Landlord’s mortgagee fail to deliver any such deeds, easements, releases or other instruments within the thirty (30) day period required above, subject to the additional ten (10) day notice required above, then in such event, Tenant is hereby authorized to act as the attorney-in-fact for Landlord and Landlord’s mortgagee to execute and deliver on behalf of Landlord and Landlord’s mortgagee any all deeds, easements, releases and other instruments required; provided that no instrument executed by Tenant as attorney-in-fact shall contain any covenants other than quitclaim covenants.  For purposes of this Article 34, commencing on August 31, 2004, and on and as of each August 31 thereafter during the Term of this Lease, the limitations on attorneys’ fees for Landlord and Landlord’s mortgagee set forth in this Article 34 shall be calculated as the amount equal to the product derived by multiplying $5,000 by one plus the percentage by which the CPI for such calendar year exceeds the Base Price Index.  In the event the information necessary to calculate this amount shall not have been published in sufficient time to permit such calculation to be made on or before August 31 during any year, the limitation shall be calculated by using the CPI for the latest month for which it has been published.  After publication of the relevant information, Landlord and Tenant shall make appropriate adjustment of the limitation.  In no event shall the limitation on attorneys’ fees of $5,000 be reduced as a result of any decrease in the CPI.

35.         WAIVER OF TRIAL BY JURY

To the extent permitted by law Landlord and Tenant hereby waive trial by jury in any litigation brought by either of the parties hereto against the other on any matter arising out of or in any way connected with this Lease or the Leased Property or the Improvements thereto.

36.         RECORDING OF LEASE

Landlord and Tenant will execute, acknowledge, deliver and cause to be recorded or filed in the manner and place required by any present or future law a memorandum of this Lease, or, if required by law, this Lease, and all other instruments, including, without limitation, financing statements, continuation statements, releases and instruments of similar character, which shall be reasonably requested by Landlord or Tenant as being necessary or appropriate in order to protect their respective interests in the Leased Property or to publish notice of or to create, maintain and protect or terminate or release the lien and security interest intended to be created by any assignment of Landlord’s interest in this Lease (and the interest of Landlord’s mortgagee in this Lease ) or any mortgage upon, and the interest of Landlord’s mortgagee in, the Leased Property.  If either Landlord or Tenant shall fail to comply with this paragraph, Tenant or Landlord, as the case may be, shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Landlord or Tenant, as the case may be, to comply therewith, but this sentence shall not prevent any default in the observance of this Article 36 by the Tenant from constituting an Event of Default hereunder.

37.         MISCELLANEOUS:

(a)           General.  No term or provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument signed by the party against whom enforcement thereof is sought. Landlord may not enter into any amendment, modification or supplement to any trust-indenture, mortgage or other document with any Landlord’s mortgagee which has a material and adverse effect on the right or obligations of Tenant hereunder without the prior written consent of Tenant, and any such amendment, modification or supplement executed without Tenant’s prior written consent shall have no binding effect on Tenant hereunder. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, except where the laws of the State where the Leased Property is located require such State’s own law to apply.  All headings are for reference only and shall not be considered as part of this Lease.

(b)           Attorneys’ Fees.  Notwithstanding anything herein to the contrary, the obligation of the non-prevailing party to reimburse the prevailing party for or to pay reasonable attorneys’ fees shall mean reasonable attorneys’ fees actually incurred without reference to or giving effect to N.C.G.S. Section 6-21.2(2) or any similar provision of the law of the state in which the Leased Property is located.

(c)           Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

38.         TERMINATION OF ORIGINAL LEASE:

The Original Lease as it pertains to the Leased Property is hereby terminated effective as of the day immediately preceding the Commencement Date of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant hereto have each caused this Lease to be duly executed, under seal, and delivered in their respective names and behalfs, as of the day and year first above written.

LANDLORD:

FIRST STATES INVESTORS 4100A, LLC

By:
Name: Sonya A. Huffman
Title: Vice President

TENANT:

BANK OF AMERICA, N.A.

By:
Name: Michael A. Hord
Title: Associate General Counsel

SCHEDULE A

DESCRIPTION OF LEASED PROPERTY; BASIC RENT SCHEDULE

Group A

Owner	Property Name	Address	City	State	Square Footage	% of Bank Rent

First States Investors 4100A, LLC	Albemarle Road	6425 Albemarle Road	Charlotte	NC	2,980	1.25%
First States Investors 4100A, LLC	Beatties Ford Road	2249 Beatties Ford Road	Charlotte	NC	2,700	1.07%
First States Investors 4100A, LLC	Belhaven Boulevard	4801 Brookshire Boulevard	Charlotte	NC	3,298	1.18%
First States Investors 4100A, LLC	Boger City	2614 East Main Street	Lincolnton	NC	2,400	1.20%
First States Investors 4100A, LLC	Boone Main Office	709 Blowing Rock Road	Boone	NC	5,688	1.40%
First States Investors 4100A, LLC	Burgaw Main Office	104 East Fremont Street	Burgaw	NC	3,860	0.78%
First States Investors 4100A, LLC	Burlington Main Office	245 West Davis Street	Burlington	NC	11,824	2.03%
First States Investors 4100A, LLC	Cameron Village	321 Oberlin Road	Raleigh	NC	3,890	1.76%
First States Investors 4100A, LLC	Candler	1189 Smoky Park Highway	Candler	NC	2,325	0.91%
First States Investors 4100A, LLC	Carmel Commons	6611 Carmel Road	Charlotte	NC	3,200	2.23%
First States Investors 4100A, LLC	Carolina Beach	123 Harper Avenue	Carolina Beach	NC	5,542	1.92%
First States Investors 4100A, LLC	Cary Village/Cary Towne	801 East Maynard Road	Cary	NC	2,800	1.00%
First States Investors 4100A, LLC	Cherryville	403 East Main Street	Cherryville	NC	2,800	0.91%
First States Investors 4100A, LLC	Columbus	211 East Mills Street	Columbus	NC	2,000	0.59%
First States Investors 4100A, LLC	Cornelius	20005 NC Highway 73 West	Cornelius	NC	3,200	3.26%
First States Investors 4100A, LLC	Cumberland	5581 Cumberland Road	Fayetteville	NC	2,048	1.14%
First States Investors 4100A, LLC	Dallas	202 West Trade Street	Dallas	NC	2,562	0.79%
First States Investors 4100A, LLC	Denver	3768 North Highway 16	Denver	NC	2,500	0.66%
First States Investors 4100A, LLC	Dixie Village	2401 West Franklin Boulevard	Gastonia	NC	2,562	1.00%
First States Investors 4100A, LLC	Eden Main Office	213 West Kings Highway	Eden	NC	6,500	1.38%
First States Investors 4100A, LLC	Elizabethtown Main Office	201 West Broad Street	Elizabethtown	NC	3,840	1.06%
First States Investors 4100A, LLC	Farmville	200 South Main Street	Farmville	NC	7,582	1.60%
First States Investors 4100A, LLC	Fayetteville Downtown	324 Mason Street	Fayetteville	NC	2,400	1.07%
First States Investors 4100A, LLC	Garner	547 Benson Road	Garner	NC	5,457	1.28%
First States Investors 4100A, LLC	Gastonia Main Office	355 South New Hope Road	Gastonia	NC	16,046	2.32%
First States Investors 4100A, LLC	Guilford College	700 College Road	Greensboro	NC	3,380	1.60%
First States Investors 4100A, LLC	Henderson MO Relocation	326 S. Garnett Street	Henderson	NC
First States Investors 4100A, LLC	Henderson MO Relocation	826 S. Garnett Street	Henderson	NC	10,643	0.26%
First States Investors 4100A, LLC	Hillsborough	113 North Churton Street	Hillsborough	NC	5,070	0.22%
First States Investors 4100A, LLC	Hilltop Plaza	901 East Roosevelt Boulevard	Monroe	NC	3,375	1.95%
First States Investors 4100A, LLC	Holly Hill	182 Huffman Mill Road	Burlington	NC	2,859	1.18%
First States Investors 4100A, LLC	Hospital - Greenville	2000 Stantonsburg Road	Greenville	NC	2,750	1.71%
First States Investors 4100A, LLC	Kenansville	Main Street and Limestone Road	Kenansville	NC	2,925	0.89%
First States Investors 4100A, LLC	Kinston Main Office	1900 West Vernon Avenue	Kinston	NC	7,878	1.88%
First States Investors 4100A, LLC	Landfall	1325 Military Cut-Off Road	Wilmington	NC	3,200	2.34%
First States Investors 4100A, LLC	Marion Main Office	100 North Main Street	Marion	NC	6,200	2.47%
First States Investors 4100A, LLC	Mooresville Main Office	314 North Main Street	Mooresville	NC	5,800	1.52%
First States Investors 4100A, LLC	Mount Olive Main Office	211 North Chestnut Street	Mt. Olive	NC	3,654	0.84%
First States Investors 4100A, LLC	Myers Park	751 Providence Road	Charlotte	NC	6,147	2.88%
First States Investors 4100A, LLC	North Asheville	892 Merrimon Avenue	Asheville	NC	2,566	0.79%
First States Investors 4100A, LLC	North Boulevard - Raleigh	5005 Capital Boulevard	Raleigh	NC	2,677	1.50%
First States Investors 4100A, LLC	North Durham	3807 North Duke Street	Durham	NC	2,048	0.98%
First States Investors 4100A, LLC	North Henderson	1405 North Garnett Street	Henderson	NC	4,186	0.56%
First States Investors 4100A, LLC	North Main	901 North Main Street	Mt. Airy	NC	1,920	0.78%
First States Investors 4100A, LLC	North Raleigh	6300 Falls of Neuse Road	Raleigh	NC	2,649	1.04%
First States Investors 4100A, LLC	Northeast	3401 The Plaza	Charlotte	NC	3,381	2.07%
First States Investors 4100A, LLC	Northwood	201 East Parris Avenue	High Point	NC	2,854	0.91%
First States Investors 4100A, LLC	Park Road	4535 Park Road	Charlotte	NC	2,400	1.77%
First States Investors 4100A, LLC	Pavilions	698 Hanes Mall Boulevard	Winston-Salem	NC	3,630	2.80%
First States Investors 4100A, LLC	Pinehurst	5 Village Green West	Pinehurst	NC	4,200	1.30%
First States Investors 4100A, LLC	Pleasant Garden	4615 Pleasant Garden Road	Pleasant Garden	NC	2,626	0.54%
First States Investors 4100A, LLC	Reidsville Main Office	507 South Main Street	Reidsville	NC	5,915	0.80%
First States Investors 4100A, LLC	Reynolda	2899 Reynolda Road	Winston-Salem	NC	2,736	1.19%
First States Investors 4100A, LLC	Salisbury Main Office	500 West Innes Street	Salisbury	NC	5,681	2.14%
First States Investors 4100A, LLC	Salisbury West	200 Statesville Boulevard	Salisbury	NC	1,800	0.80%
First States Investors 4100A, LLC	Sardis Village	9700 Old Monroe Road	Charlotte	NC	2,350	2.16%
First States Investors 4100A, LLC	Signal Hill	1616 East Broad Street	Statesville	NC	3,010	1.68%
First States Investors 4100A, LLC	Six Forks	8820 Six Forks Road	Raleigh	NC	5,574	2.13%
First States Investors 4100A, LLC	South Elm	1500 South Elm Street	Greensboro	NC	2,942	1.27%
First States Investors 4100A, LLC	South Park - Greenville	317 E. Greenville Blvd	Greenville	NC	2,048	1.13%
First States Investors 4100A, LLC	South Square	3200 Shannon Road	Durham	NC	2,495	1.17%
First States Investors 4100A, LLC	Southern Pines Main Office	100 West Morganton Road	Southern Pines	NC	3,400	1.78%
First States Investors 4100A, LLC	Southwinds	Southwinds Shopping Center	Spring Lake	NC	3,364	1.95%
First States Investors 4100A, LLC	Southwood Square	115 West Fairfield Road	High Point	NC	3,062	1.63%
First States Investors 4100A, LLC	Spruce Pine Main Office	401 Oak Avenue	Spruce Pine	NC	13,248	0.48%
First States Investors 4100A, LLC	Statesville Main Office	113 West Broad Street	Statesville	NC	24,113	1.52%
First States Investors 4100A, LLC	Swansboro	620 West Corbett Avenue	Swansboro	NC	2,148	0.57%
First States Investors 4100A, LLC	Troutman	539 North Main Street	Troutman	NC	2,200	1.06%
First States Investors 4100A, LLC	Tryon Main Office	201 Pacolet Street	Tryon	NC	8,900	1.84%
First States Investors 4100A, LLC	Twin Rivers	3029 Clarendon Boulevard	New Bern	NC	2,599	1.04%
First States Investors 4100A, LLC	Union Road	2950 Union Road	Gastonia	NC	4,823	1.43%
First States Investors 4100A, LLC	University	502 South College Road	Wilmington	NC	3,600	1.94%
First States Investors 4100A, LLC	Village Drive	2901 Village Drive	Fayetteville	NC	2,033	1.09%
First States Investors 4100A, LLC	Washington Main Office	192 West Main Street	Washington	NC	12,130	0.64%
Totals					329,193	100.00%

SCHEDULE C

TERMINATION VALUES

Termination Values
Group "A"
73 Properties

Year Number	Albemarle Road	Beatties Ford Road	Belhaven Boulevard	Boger City	Boone Main Office	Burgaw Main Office	Burlington Main Office	Cameron Village	Candler	Carmel Commons
1	882,546.56	756,253.71	831,428.02	841,952.43	986,287.13	548,772.57	1,428,057.85	1,235,865.89	641,988.72	1,566,632.91
2	834,978.91	715,493.01	786,615.57	796,572.73	933,128.06	519,194.73	1,351,088.14	1,169,254.97	607,386.70	1,482,194.26
3	793,181.10	679,676.49	747,238.75	756,697.47	886,417.04	493,204.61	1,283,454.66	1,110,723.79	576,981.82	1,407,997.80
4	749,261.92	642,042.17	705,863.45	714,798.43	837,335.31	465,895.41	1,212,388.58	1,049,221.98	545,033.80	1,330,035.65
5	710,446.46	608,781.22	669,296.24	677,768.35	793,957.21	441,759.73	1,149,580.88	994,867.11	516,798.36	1,261,133.25
6	682,842.27	585,127.20	643,290.93	651,433.86	763,108.24	424,595.29	1,104,914.25	956,211.84	496,718.31	1,212,132.29
7	660,590.53	566,059.70	622,328.05	630,205.62	738,240.87	410,759.03	1,068,908.48	925,051.83	480,531.78	1,172,632.61
8	637,273.31	546,079.18	600,361.40	607,960.91	712,182.78	396,260.24	1,031,178.63	892,399.77	463,570.19	1,131,241.55
9	612,833.04	525,136.33	577,336.75	584,644.82	684,869.64	381,063.14	991,631.58	858,175.07	445,791.67	1,087,856.96
10	587,292.78	503,250.89	553,275.82	560,279.32	656,327.20	365,182.06	950,304.61	822,409.99	427,212.97	1,042,519.73
11	560,425.68	480,228.48	527,964.91	534,648.01	626,301.95	348,475.94	906,830.67	784,786.90	407,669.10	994,827.19
12	532,243.77	456,079.42	501,415.34	507,762.37	594,807.35	330,952.26	861,229.23	745,322.62	387,168.81	944,800.70
13	502,676.03	430,742.84	473,560.21	479,554.65	561,764.02	312,566.87	813,385.36	703,917.71	365,660.42	892,314.18
14	471,716.49	404,213.63	444,393.90	450,019.14	527,165.28	293,316.05	763,289.41	660,563.82	343,139.60	837,357.05
15	439,152.18	376,309.28	413,715.77	418,952.68	490,773.14	273,067.37	710,596.75	614,962.68	319,451.42	779,551.23
16	404,965.30	347,014.56	381,509.05	386,338.28	452,567.70	251,809.77	655,278.60	567,089.40	294,582.93	718,865.15
17	369,068.20	316,254.35	347,691.16	352,092.32	412,451.00	229,488.75	597,193.12	516,821.22	268,470.39	655,143.21
18	331,419.11	283,992.87	312,222.77	316,174.96	370,376.38	206,078.32	536,272.74	464,099.68	241,083.41	588,311.27
19	291,822.15	250,062.26	274,919.34	278,399.33	326,124.93	181,456.71	472,200.49	408,650.44	212,279.49	518,021.61

Year Number	Carolina Beach	Cary Village/Cary Towne	Cherryville	Columbus	Cornelius	Cumberland	Dallas	Denver	Dixie Village	Eden Main Office
1	1,353,137.84	706,638.65	637,478.27	414,962.27	2,291,010.53	802,861.78	553,283.02	463,073.83	706,638.65	972,061.83
2	1,280,206.18	668,552.11	603,119.36	392,596.56	2,167,529.25	759,588.99	523,462.08	438,115.00	668,552.11	919,669.47
3	1,216,120.94	635,085.38	572,928.09	372,943.76	2,059,025.93	721,565.09	497,258.34	416,183.61	635,085.38	873,632.18
4	1,148,783.19	599,920.11	541,204.53	352,293.52	1,945,015.74	681,611.36	469,724.68	393,139.13	599,920.11	825,258.35
5	1,089,270.56	568,841.29	513,167.47	334,042.98	1,844,254.34	646,300.53	445,390.63	372,772.59	568,841.29	782,505.90
6	1,046,947.27	546,739.13	493,228.50	321,063.83	1,772,596.38	621,188.71	428,085.10	358,288.62	546,739.13	752,101.86
7	1,012,830.47	528,922.58	477,155.69	310,601.35	1,714,832.89	600,946.07	414,135.12	346,613.09	528,922.58	727,593.17
8	977,080.04	510,252.91	460,313.26	299,637.88	1,654,303.50	579,734.15	399,517.17	334,378.50	510,252.91	701,910.91
9	939,607.74	490,684.04	442,659.65	288,146.38	1,590,858.80	557,500.59	384,195.16	321,554.65	490,684.04	674,991.71
10	900,448.90	470,234.42	424,211.48	276,137.67	1,524,558.59	534,266.34	368,183.55	308,153.62	470,234.42	646,860.94
11	859,255.73	448,722.43	404,804.92	263,505.09	1,454,814.04	509,825.06	351,340.12	294,056.40	448,722.43	617,268.75
12	816,046.67	426,157.70	384,448.65	250,254.31	1,381,656.37	484,187.69	333,672.41	279,269.30	426,157.70	586,228.39
13	770,712.82	402,483.36	363,091.38	236,351.94	1,304,901.21	457,289.61	315,135.91	263,755.05	402,483.36	553,661.65
14	723,245.05	377,694.64	340,728.78	221,795.15	1,224,533.08	429,125.40	295,726.86	247,510.53	377,694.64	519,561.94
15	673,316.81	351,621.00	317,207.03	206,483.82	1,139,999.08	399,501.30	275,311.76	230,423.97	351,621.00	483,694.68
16	620,900.80	324,248.20	292,513.27	190,409.58	1,051,253.05	368,401.14	253,879.44	212,486.05	324,248.20	446,040.27
17	565,862.66	295,506.05	266,584.19	173,531.22	958,067.44	335,745.17	231,374.95	193,650.77	295,506.05	406,502.19
18	508,138.33	265,361.13	239,389.61	155,829.09	860,333.84	301,495.41	207,772.12	173,896.23	265,361.13	365,034.41
19	447,427.49	233,656.58	210,788.06	137,211.10	757,543.74	265,473.64	182,948.13	153,119.63	233,656.58	321,421.20

Year Number	Elizabethtown Main Office	Farmville	Fayetteville Downtown	Garner	Gastonia Main Office	Guilford College	Henderson MO Relocation	Hillsborough	Hilltop Plaza
1	747,232.79	1,126,111.37	751,743.24	903,595.37	1,631,149.41	1,124,607.88	181,965.51	156,362.59	1,370,222.38
2	706,958.30	1,065,416.02	711,225.65	854,893.23	1,543,233.43	1,063,993.57	172,157.90	147,934.94	1,296,369.90
3	671,569.01	1,012,082.87	675,622.74	812,098.54	1,465,981.44	1,010,731.62	163,539.93	140,529.53	1,231,475.53
4	634,383.61	956,042.90	638,212.88	767,131.89	1,384,808.68	954,766.47	154,484.57	132,748.28	1,163,287.58
5	601,519.42	906,515.16	605,150.31	727,390.67	1,313,068.77	905,304.86	146,481.51	125,871.26	1,103,023.55
6	578,147.55	871,292.78	581,637.37	699,128.12	1,262,049.87	870,129.51	140,790.02	120,980.57	1,060,165.90
7	559,307.50	842,900.02	562,683.59	676,345.68	1,220,923.52	841,774.65	136,202.10	117,038.19	1,025,618.34
8	539,565.31	813,147.72	542,822.24	652,472.34	1,177,827.92	812,062.07	131,394.50	112,907.03	989,416.53
9	518,872.28	781,962.44	522,004.30	627,449.17	1,132,656.68	780,918.43	126,355.35	108,576.89	951,471.11
10	497,247.90	749,373.58	500,249.39	601,299.76	1,085,452.38	748,373.08	121,089.40	104,051.87	911,817.85
11	474,500.11	715,091.71	477,364.29	573,791.88	1,035,795.79	714,136.98	115,549.88	99,291.77	870,104.58
12	450,639.11	679,132.17	453,359.26	544,937.83	983,709.13	678,225.45	109,739.26	94,298.73	826,349.97
13	425,604.75	641,404.34	428,173.79	514,664.90	929,061.13	640,547.99	103,642.92	89,060.15	780,443.75
14	399,391.99	601,900.60	401,802.81	482,966.97	871,840.78	601,097.00	97,259.61	83,574.98	732,376.65
15	371,820.51	560,349.21	374,064.89	449,626.00	811,654.42	559,601.07	90,545.42	77,805.50	681,818.02
16	342,875.22	516,727.44	344,944.89	414,623.76	748,469.19	516,037.55	83,496.69	71,748.54	628,740.22
17	312,481.94	470,923.47	314,368.14	377,870.51	682,123.07	470,294.74	76,095.34	65,388.57	573,007.17
18	280,605.28	422,884.01	282,299.07	339,323.48	612,538.88	422,319.41	68,332.77	58,718.21	514,554.02
19	247,079.41	372,359.10	248,570.83	298,782.14	539,354.58	371,861.96	60,168.57	51,702.73	453,076.66

Year Number	Holly Hill	Hospital - Greenville	Kenansville	Kinston Main Office	Landfall	Marion Main Office	Mooresville Main Office	Mount Olive Main Office	Myers Park
1	828,421.04	1,205,794.40	623,946.89	1,323,068.10	1,644,266.56	1,738,030.38	1,067,475.41	591,289.06	2,029,706.75
2	783,770.66	1,140,804.28	590,317.29	1,251,757.14	1,555,643.59	1,644,353.71	1,009,940.43	559,419.66	1,920,309.26
3	744,536.26	1,083,697.30	560,766.87	1,189,096.03	1,477,770.37	1,562,039.79	959,384.30	531,415.93	1,824,181.41
4	703,310.59	1,023,691.97	529,716.69	1,123,254.67	1,395,944.85	1,475,548.19	906,262.30	501,990.94	1,723,174.78
5	666,875.64	970,659.68	502,274.76	1,065,064.55	1,323,628.03	1,399,107.52	859,313.45	475,985.33	1,633,905.84
6	640,964.38	932,944.98	482,759.02	1,023,681.77	1,272,198.85	1,344,745.61	825,925.07	457,491.06	1,570,420.91
7	620,077.31	902,543.16	467,027.38	990,323.12	1,230,741.78	1,300,924.47	799,010.70	442,582.83	1,519,245.69
8	598,190.11	870,685.60	450,542.46	955,367.15	1,187,299.62	1,255,005.03	770,807.59	426,960.74	1,465,620.05
9	575,248.73	837,293.67	433,263.57	918,727.57	1,141,765.13	1,206,873.94	741,246.11	410,586.24	1,409,411.61
10	551,274.82	802,398.85	415,206.99	880,438.92	1,094,181.23	1,156,576.59	710,354.13	393,474.76	1,350,673.35
11	526,055.45	765,691.21	396,212.36	840,161.15	1,044,125.31	1,103,666.25	677,857.30	375,474.32	1,288,883.59
12	499,601.90	727,187.19	376,288.18	797,912.29	991,619.79	1,048,166.61	643,770.15	356,592.99	1,224,070.00
13	471,847.51	686,789.76	355,384.24	753,585.87	936,532.33	989,937.81	608,006.79	336,783.18	1,156,069.23
14	442,786.69	644,490.76	333,496.33	707,172.94	878,851.83	928,968.09	570,559.99	316,040.89	1,084,867.58
15	412,219.51	599,999.21	310,473.86	658,354.21	818,181.47	864,838.03	531,172.15	294,223.43	1,009,975.20
16	380,129.27	553,290.79	286,304.26	607,103.00	754,488.12	797,512.59	489,821.74	271,318.89	931,351.20
17	346,433.69	504,245.76	260,925.56	553,287.93	687,608.47	726,819.14	446,402.76	247,268.52	848,793.98
18	311,093.58	452,807.05	234,308.23	496,846.37	617,464.71	652,675.46	400,864.68	222,044.37	762,207.49
19	273,925.05	398,707.03	206,313.79	437,484.66	543,691.89	574,695.76	352,970.58	195,515.18	671,141.24

Year Number	North Asheville	North Boulevard - Raleigh	North Durham	North Henderson	North Main	North Raleigh	Northeast	Northwood	Park Road	Pavilions
1	556,290.00	1,052,440.53	693,107.27	393,156.69	550,276.06	733,701.40	1,459,885.38	640,485.23	1,246,390.30	1,973,119.58
2	526,306.98	995,715.91	655,750.06	371,966.26	520,617.18	694,156.24	1,381,200.22	605,964.25	1,179,212.13	1,866,772.03
3	499,960.83	945,871.84	622,924.18	353,346.18	494,555.86	659,407.80	1,312,059.37	575,630.57	1,120,182.51	1,773,324.18
4	472,277.54	893,498.03	588,432.28	333,781.07	467,171.84	622,895.77	1,239,409.42	543,757.37	1,058,156.96	1,675,133.57
5	447,811.23	847,210.43	557,948.59	316,489.56	442,970.03	590,626.70	1,175,201.91	515,588.06	1,003,339.22	1,588,353.39
6	430,411.66	814,292.32	536,269.66	304,192.46	425,758.56	567,678.08	1,129,539.78	495,555.04	964,354.77	1,526,638.39
7	416,385.86	787,757.02	518,794.28	294,279.75	411,884.39	549,179.19	1,092,731.54	479,406.42	932,929.40	1,476,889.92
8	401,688.46	759,951.14	500,482.11	283,892.40	397,345.89	529,794.51	1,054,160.80	462,484.55	899,999.28	1,424,759.33
9	386,283.18	730,806.02	481,287.97	273,004.76	382,107.15	509,476.20	1,013,732.35	444,747.66	865,483.13	1,370,117.95
10	370,184.55	700,349.14	461,229.94	261,627.08	366,182.56	488,243.40	971,484.31	426,212.47	829,413.49	1,313,017.28
11	353,249.58	668,310.01	440,129.88	249,658.33	349,430.67	465,907.55	927,041.46	406,714.37	791,470.00	1,252,950.18
12	335,485.85	634,702.96	417,997.24	237,103.86	331,858.98	442,478.64	880,423.68	386,262.09	751,669.65	1,189,943.56
13	316,848.61	599,443.30	394,776.24	223,932.03	313,423.22	417,897.62	831,513.50	364,804.07	709,912.15	1,123,838.62
14	297,334.08	562,523.93	370,462.19	210,140.18	294,119.66	392,159.54	780,301.05	342,335.99	666,189.06	1,054,622.03
15	276,808.02	523,690.84	344,887.83	195,633.44	273,815.50	365,087.33	726,434.02	318,703.28	620,199.59	981,817.62
16	255,259.22	482,922.84	318,039.19	180,403.87	252,499.66	336,666.21	669,882.98	293,893.04	571,918.63	905,385.61
17	232,632.43	440,115.40	289,847.43	164,412.44	230,117.48	306,823.31	610,502.93	267,841.65	521,222.38	825,130.05
18	208,901.31	395,218.70	260,279.75	147,640.53	206,642.92	275,523.89	548,224.80	240,518.81	468,051.86	740,957.55
19	183,942.41	347,999.16	229,182.31	130,000.88	181,953.85	242,605.13	482,724.55	211,782.34	412,130.44	652,430.17

Year Number	Pinehurst	Pleasant Garden	Reidsville Main Office	Reynolda	Salisbury Main Office	Salisbury West	Sardis Village	Signal Hill	Six Forks	South Elm
1	917,126.76	378,878.60	563,807.43	834,435.00	1,503,486.48	563,807.43	1,517,017.87	1,183,243.86	1,496,181.94	893,070.97
2	867,695.30	358,457.73	533,419.24	789,460.48	1,422,451.30	533,419.24	1,435,253.37	1,119,469.18	1,415,540.46	844,936.07
3	824,259.75	340,513.87	506,717.06	749,941.25	1,351,245.49	506,717.06	1,363,406.70	1,063,430.20	1,344,680.59	802,639.82
4	778,619.72	321,659.30	478,659.66	708,416.30	1,276,425.77	478,659.66	1,287,913.60	1,004,547.08	1,270,224.38	758,196.90
5	738,283.39	304,995.76	453,862.74	671,716.85	1,210,300.62	453,862.73	1,221,193.33	952,506.59	1,204,420.50	718,918.57
6	709,597.60	293,145.24	436,228.03	645,617.49	1,163,274.75	436,228.03	1,173,744.22	915,497.23	1,157,623.09	690,985.20
7	686,473.99	283,592.53	422,012.70	624,578.79	1,125,367.18	422,012.69	1,135,495.49	885,663.98	1,119,899.70	668,468.10
8	662,243.14	273,582.41	407,116.68	602,532.69	1,085,644.49	407,116.68	1,095,415.29	854,402.21	1,080,369.99	644,872.82
9	636,845.25	263,090.17	391,503.23	579,424.78	1,044,008.60	391,503.22	1,053,404.68	821,634.77	1,038,936.39	620,141.11
10	610,304.26	252,125.69	375,187.04	555,276.82	1,000,498.78	375,187.04	1,009,503.27	787,392.54	995,637.95	594,296.27
11	582,384.44	240,591.61	358,023.22	529,874.37	954,728.58	358,023.22	963,321.15	751,371.40	950,090.13	567,108.78
12	553,098.30	228,493.07	340,019.45	503,228.78	906,718.52	340,019.44	914,878.99	713,587.48	902,313.32	538,590.80
13	522,372.03	215,799.59	321,130.34	475,272.91	856,347.58	321,130.34	864,054.71	673,945.55	852,187.10	508,670.46
14	490,199.43	202,508.62	301,352.11	446,001.12	803,605.61	301,352.11	810,838.07	632,437.62	799,701.37	477,341.73
15	456,359.17	188,528.71	280,548.67	415,212.03	748,129.78	280,548.67	754,862.95	588,778.14	744,495.07	444,389.09
16	420,832.77	173,852.23	258,708.67	382,888.83	689,889.78	258,708.67	696,098.79	542,943.26	686,538.02	409,794.53
17	383,529.14	158,441.55	235,776.11	348,948.64	628,736.28	235,776.11	634,394.91	494,815.46	625,681.63	373,469.35
18	344,404.87	142,278.73	211,724.31	313,351.97	564,598.14	211,724.30	569,679.53	444,338.74	561,855.10	335,371.30
19	303,256.41	125,279.70	186,428.12	275,913.62	497,141.66	186,428.12	501,615.94	391,250.49	494,726.35	295,302.14

Year Number	South Park - Greenville	South Square	Southern Pines Main Office	Southwinds	Southwood Square	Spruce Pine Main Office	Statesville Main Office	Swansboro	Troutman	Tryon Main Office
1	795,344.35	826,917.57	1,250,900.75	1,370,222.38	1,150,167.06	338,284.46	1,070,698.99	402,934.38	745,729.30	1,292,998.38
2	752,476.74	782,348.22	1,183,479.48	1,296,369.90	1,088,175.16	320,051.55	1,012,990.26	381,216.95	705,535.85	1,223,308.13
3	714,808.86	743,185.02	1,124,236.24	1,231,475.53	1,033,702.71	304,030.24	962,281.46	362,133.79	670,217.77	1,162,071.13
4	675,229.23	702,034.18	1,061,986.23	1,163,287.58	976,465.63	287,195.80	908,999.04	342,082.11	633,107.18	1,097,726.17
5	640,249.03	665,665.35	1,006,970.12	1,103,023.55	925,879.90	272,317.64	861,908.41	324,360.57	600,309.11	1,040,858.54
6	615,372.34	639,801.12	967,844.59	1,060,165.90	889,905.11	261,736.82	828,419.22	311,757.63	576,984.28	1,000,416.29
7	595,319.24	618,951.96	936,305.49	1,025,618.34	860,905.82	253,207.62	801,423.57	301,598.41	558,182.13	967,815.78
8	574,305.93	597,104.47	903,256.21	989,416.53	830,517.96	244,270.01	773,135.29	290,952.72	538,479.67	933,654.26
9	552,280.55	574,204.73	868,615.15	951,471.11	798,666.51	234,901.94	743,484.54	279,794.31	517,828.27	897,847.40
10	529,263.85	550,274.33	832,414.98	911,817.85	765,381.50	225,112.23	712,499.27	268,133.67	496,247.40	860,428.95
11	505,051.42	525,100.72	794,334.18	870,104.58	730,367.31	214,813.93	679,904.30	255,867.26	473,545.38	821,066.59
12	479,654.10	498,695.19	754,389.81	826,349.97	693,639.61	204,011.67	645,714.22	243,000.56	449,732.39	779,777.93
13	453,007.87	470,991.17	712,481.19	780,443.75	655,105.85	192,678.21	609,842.85	229,501.15	424,748.40	736,458.92
14	425,107.37	441,983.09	668,599.87	732,376.65	614,758.24	180,811.26	572,282.97	215,366.30	398,588.39	691,100.83
15	395,760.65	411,471.38	622,443.98	681,818.02	572,319.24	168,329.20	532,776.19	200,498.78	371,072.37	643,391.62
16	364,951.69	379,439.38	573,988.29	628,740.22	527,765.64	155,225.20	491,300.92	184,890.46	342,185.33	593,305.21
17	332,601.49	345,804.96	523,108.59	573,007.17	480,983.22	141,465.66	447,750.82	168,501.32	311,853.20	540,713.21
18	298,672.42	310,528.98	469,745.66	514,554.02	431,917.54	127,034.58	402,075.22	151,312.30	280,040.68	485,554.41
19	262,987.94	273,427.91	413,621.86	453,076.66	380,313.34	111,856.87	354,036.49	133,233.96	246,582.26	427,541.83

Year Number	Twin Rivers	Union Road	University	Village Drive	Washington Main Office
1	732,197.91	1,004,722.07	1,365,165.73	768,281.59	450,530.32
2	692,733.78	950,569.38	1,291,585.79	726,872.61	426,247.56
3	658,056.55	902,985.28	1,226,930.91	690,486.44	404,910.23
4	621,619.35	852,986.14	1,158,994.60	652,253.56	382,489.98
5	589,416.40	808,797.26	1,098,952.97	618,463.62	362,675.11
6	566,514.80	777,371.68	1,056,253.48	594,433.39	348,583.48
7	548,053.82	752,039.51	1,021,833.41	575,062.63	337,224.21
8	528,708.86	725,494.37	985,765.20	554,764.33	325,321.02
9	508,432.19	697,670.71	947,959.81	533,488.39	312,844.53
10	487,242.90	668,594.77	908,452.89	511,254.87	299,806.51
11	464,952.82	638,008.31	866,893.56	487,866.30	286,091.15
12	441,571.92	605,925.04	823,300.42	463,333.16	271,704.59
13	417,041.27	572,264.08	777,563.61	437,593.61	256,610.59
14	391,355.93	537,018.66	729,673.90	410,642.47	240,806.09
15	364,339.20	499,946.30	679,301.85	382,294.32	224,182.36
16	335,976.32	461,026.75	626,419.92	352,533.68	206,730.33
17	306,194.57	420,160.22	570,892.55	321,284.24	188,405.26
18	274,959.30	377,299.18	512,655.12	288,509.65	169,185.81
19	242,107.99	332,220.61	451,404.63	254,039.39	148,972.00

SCHEDULE D

FORM OF ESTOPPEL CERTIFICATE

and

RE:        Lease Agreement Dated:              Effective as of _________, _______
                                                                    (Include titles and dates of any amendments)

Landlord:                            ____________________
Tenant:                                Bank of America, N.A.
Premises:

Ladies and Gentlemen:

As a tenant under the above-referenced lease (the “Lease”), the undersigned hereby acknowledges for the benefit of __________________  (“Landlord”), the current owner of the property containing the Leased Property, and _____________________ and/or its affiliates and subsidiaries (“Lender”) which has or is proposing to make a loan (the “Loan”) on the above-referenced real property, the truth and accuracy of the following statements pertaining to the Lease to the best of Tenant’s knowledge as of the date hereof:

1.
Tenant has accepted, is conducting business in, and is in full possession of, said Leased Property, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease.

2.
Tenant is not in default of its obligations under the Lease, is paying full rent stipulated therein with no offset, defense or claim of any kind and Tenant has not assigned, sublet, transferred or hypothecated its interest under the Lease.

3.
Landlord is not presently in default under any of the terms, covenants or provisions of the Lease, nor has any event occurred which with the passage of time and/or the giving of notice (if required by the Lease) would constitute an event of default under the Lease.

4.
Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the term of the Lease as specified in said Lease, including, without limitation, completion of any required tenant improvements.  There are no unfunded tenant obligations of Landlord under the Lease.

5.           The annual Basic Rent under the Lease is $__________.

6.	A security deposit in the amount of $ N/A has been paid by Tenant to Landlord under the Lease.

7.
The Lease is for a term expiring on ___________.   Tenant has options to renew the Lease for _____ renewal terms of _______ years each.  Tenant does not have any right to renew, extend or terminate the term of the Lease except as expressly provided in the Lease.

8.	The term of the Lease shall expire on _________, unless Tenant exercises its option to renew.

9.
Tenant hereby acknowledges (i) the Lease is valid and enforceable in accordance with its terms against the Tenant, (ii) that there have been no modifications or amendments to the Lease other than as therein specifically stated and that the Lease represents the entire agreement between the Landlord and the Tenant, (iii) that it has no notice of prior assignments, hypothecation or pledge of rents or of the Lease except in connection with any prior financing by Landlord being repaid from the proceeds of the Loan, and (iv) that notice of the assignment of Landlord’s interest in said Lease may be given by mail, at the Leased Property, or as otherwise directed herein or in the Lease.

10.	The execution and delivery of this Certificate by Tenant does not require any consent, vote or approval which has not been given or taken.

11.	This Certificate may not be changed, waived or discharged orally, but only by an instrument in writing.

12.
Except as expressly provided in the Lease, there are no purchase options under the Lease or other agreements giving Tenant any rights or options to purchase the Leased Property and/or improvements, or a part thereof, on which the space covered by the Lease is located.

13.	This Certificate shall be binding upon the Tenant and shall inure to the benefit of the respective successors and assigns of Landlord and Lender.

14.	Tenant agrees that Landlord and Lender and their respective successors and assigns shall also be entitled to rely upon the statements and agreements contained herein.

15.	This Certificate shall not have the effect of modifying any provision of the Lease.

This Certificate is executed and delivered by the undersigned with the knowledge that Lender will rely upon the statements and agreements contained herein in connection with the making of the Loan on the above-referenced real property and may rely hereon.

DATED: as of _______, _____.

TENANT:

Witness:	BANK OF AMERICA, N.A.,
a national banking association

By:
Name:	Name:
Title:

SCHEDULE E

PERMITTED ENCUMBRANCES

Permitted Encumbrances as to the Leased Property means those matters identified as exceptions to title in the mortgagee and owner’s policies of title insurance delivered to and accepted by Landlord and Landlord’s mortgagee.

SCHEDULE F

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of this ___ day of ___________, ____, between [NAME OF LENDER], a _______________, having an address at ___________________________ (hereinafter called “Lender”), and BANK OF AMERICA, N.A., a national banking association, having an address at 525 North Tryon, 3rd Floor, Charlotte, NC 28255 (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, by that certain Lease Agreement dated September __, 2003 (the “Lease”) between FIRST STATES INVESTORS 4100A, LLC, a Delaware limited liability company (hereinafter called “Landlord”), as landlord, and Tenant, as tenant, Landlord leased to Tenant certain premises (the “Premises”) located in the property described in Exhibit A-1 to A-75 annexed hereto and made a part hereof (the “Property”); and

WHEREAS, Lender is about to make a loan to Landlord, which loan shall be secured by, among other things, that certain [Deed of Trust] dated as of ___________, ________ by Landlord to Lender (together with all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders and consolidations thereof and all re-advances thereunder and addictions thereto, is referred to as the “Security Instrument”) encumbering the Property; and

WHEREAS, Lender and Tenant desire to confirm their understanding and agreement with respect to the Lease and the Security Instrument.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1.         The Lease, and all of the terms, covenants, provisions and conditions thereof (including, without limitation, any right of first refusal, right of first offer, option or any similar right with respect to the sale or purchase of the Property, or any portion thereof) is, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the lien, terms, covenants, provisions and conditions of the Security Instrument and to all advances and re-advances made thereunder and all sums secured thereby.  This provision shall be self-operative but Tenant shall execute and deliver any additional instruments which Lender may reasonably require to effect such subordination.

2.         So long as (i) Tenant is not in default (beyond any period given in the Lease to Tenant to cure such default) in the payment of rent, percentage rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant’s part to be performed or observed, (ii) Tenant is not in default under this Agreement and (iii) the Lease is in full force and effect: (a) Tenant’s possession of the Premises and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Lender, or by anyone claiming by or through Lender, and Tenant’s occupancy of the Premises shall not be disturbed by Lender, or by anyone claiming by or through Lender, for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof and (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Security Instrument or to enforce any rights or remedies of Lender under the Security Instrument which would cut-off, destroy, terminate or extinguish the Lease or Tenant’s interest and estate under the Lease (except to the extent required so that Tenant’s right to receive or set-off any monies or obligations owed or to be performed by any of Lender’s predecessors-in-interest shall not be enforceable thereafter against Lender or any of Lender’s successors-in-interest).  Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Security Instrument, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

3.         (A)         After notice is given by Lender that the Security Instrument is in default and that the rentals under the Lease should be paid to Lender, Tenant will attorn to Lender and pay to Lender, or pay in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises.  Such payments shall be made regardless of any right of set-off, counterclaim or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise.

(B)           In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Security Instrument or in connection with any bankruptcy case commenced by or against Landlord, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a “Successor-Landlord”), Tenant shall attorn to and recognize Successor-Landlord as Tenant’s landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment.  Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease.  If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(v) of this paragraph 3(B)) and shall be effective as of the day the Lease shall have terminated as aforesaid.  Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the execution of a direct lease between Successor-Landlord and Tenant as aforesaid, Successor-Landlord shall not:

(i)       be liable for any previous act or omission of Landlord under the Lease;

(ii)       be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;

(iii)      be bound by any modification of the Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender;

(iv)     be liable for any security deposited under the Lease unless such security has been physically delivered to Lender or Successor-Landlord; and

(v)      be liable or obligated to comply with or fulfill any of the obligations of the Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.

4.         Tenant agrees that without the prior written consent of Lender, it shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof, (b) except as expressly provided in the Lease, tender a surrender of the Lease, (c) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, or (d) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument.  Any such purported action without such consent shall be void as against the holder of the Security Instrument.

5.         (A)         Tenant shall promptly notify Lender of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.

           (B)           In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Lender and (ii) unless Lender has failed, within thirty (30) days after Lender receives such notice, to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Lender within such thirty (30) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Instrument to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy, or longer than 60 days from notice to Landlord by Tenant), provided that Lender shall with due diligence give Tenant written notice of its intention to and shall commence and continue to, remedy such default, act or omission.  If Lender cannot reasonably remedy a default, act or omission of Landlord until after Lender obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Lender secures possession of the Premises.  To the extent Lender incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Lender shall be subrogated to Tenant’s rights against Landlord.

           (C)           Notwithstanding the foregoing, Lender shall have no obligation hereunder to remedy such default, act or omission.

6.         To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Lender.

7.         Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Lender shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.

8.         Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor-Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor-Landlord’s then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease, and Successor-Landlord is hereby released or relieved of any other liability hereunder and under the Lease.  Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor-Landlord in the Property, and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor-Landlord.

9.         Notwithstanding anything to the contrary in the Lease, Tenant agrees for the benefit of Landlord and Lender that, except as permitted by, and fully in accordance with, applicable law, Tenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Property, any friable asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.

10.       If the Lease provides that Tenant is entitled to expansion space, Successor-Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

11.       Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Security Instrument or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

12.         (A)          Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of Article 32 of the Lease and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Article and any other provision of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Security Instrument.

(B)           Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any lender which shall succeed Lender as lender with respect to the Property, or any portion thereof, provided such agreement is substantially similar to this Agreement.

13.         (A)          Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right to Tenant dependent upon notice shall take effect only after notice is so given.  Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in Paragraph 5 hereof.

(B)           All notices or other communications required or permitted to be given to Tenant or to Lender pursuant to the provisions of this Agreement shall be in writing and shall be deemed given only if mailed by United States registered mail, postage prepaid, or if sent by nationally recognized overnight delivery service (such as Federal Express or United States Postal Service Express Mail), addressed as follows:  to Tenant, at the address first set forth above, Attention: Property Services, with a copy to Bank of America, N.A., 901 Main Street, 68th Floor, Dallas, TX 75202-3714, Attention: Michael F. Hord, Associate General Counsel, and a copy to Trammell Crow Corporate Services, Inc., 2850 North Federal Highway, Lighthouse Point, Florida 33064, Attention:  Chuck Dunn, Senior Vice President; to Lender, at the address first set forth above, Attention: ___________, with a copy to ___________________, Attention:__________________; or to such other address or number as such party may hereafter designate by notice delivered in accordance herewith.  All such notices shall be deemed given three (3) Business Days after delivery to the United States Post office registry clerk if given by registered mail, or on the next Business Day after delivery to an overnight delivery courier.

14.         This Agreement may be modified only by an agreement in writing signed by the parties hereto, or their respective successors-in-interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.  The term “Lender” shall mean the then holder of the Security Instrument.  The term “Landlord” shall mean the then holder of the landlord’s interest in the Lease.  The term “person” shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity.  All references herein to the Lease shall mean the Lease as modified by this Agreement and to any amendments or modifications to the Lease which are consented to in writing by Lender.  Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.

15.         Tenant hereby represents to Lender as follows:

(a)           The Lease is in full force and effect and has not been further amended.

(b)           There has been no assignment of the Lease or subletting of any portion of the premises demised under the Lease.

(c)           Other than that certain Agreement Regarding Leases dated as of September __, 2003, there are no oral or written agreements or understandings between Landlord and Tenant relating to the premises demised under the Lease or the Lease transaction except as set forth in the Lease.

(d)           The execution of the Lease was duly authorized and the Lease is in full force and effect and to the best of Tenant’s knowledge there exists no default (beyond any applicable grace period) on the part of either Tenant or Landlord under the Lease.

(e)           There has not been filed by or against nor to the best of the knowledge and belief of Tenant is there threatened against Tenant, any petition under the bankruptcy laws of the United States.

(f)           To the best of Tenant’s knowledge, there is no present assignment, hypothecation or pledge of the Lease or rents accruing under the Lease by Landlord, other than pursuant to the Security Instrument.

16.         Whenever, from time to time, reasonably requested by Lender (but not more than two (2) times during any calendar year), Tenant shall execute and deliver to or at the direction of Lender, and without charge to Lender, one or more written certifications, in a form acceptable to Tenant, of all of the matters set forth in Paragraph 15 above, and any other information the Lender may reasonably require to confirm the current status of the Lease.

17.         BOTH TENANT AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.         This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

19.         This Agreement may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one binding Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Subordination, Non-Disturbance and Attornment Agreement as of the day and year first above written.

[NAME OF LENDER],
a

By:
Name:
Title:

BANK OF AMERICA, N.A., a national
banking association

By:
Name:
Title:

AGREED AND CONSENTED TO:
FIRST STATES INVESTORS 4100A, LLC,
a Delaware limited liability company

By:
Name: Sonya A. Huffman
Title: Vice President

FIRST STATES INVESTORS 4100A, LLC ACKNOWLEDGMENT PAGES

SCHEDULE A

Legal Description of Property

SCHEDULE G
REPRESENTATIONS & WARRANTIES FOR SUBSTITUTE PROPERTIES

REPRESENTATIONS AND WARRANTIES FOR SUBSTITUTE PROPERTIES

(a)
Tenant is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America, and is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where the laws of such jurisdiction requires such qualification, and Tenant has all requisite corporate power and authority to carry on its business and to execute, deliver and perform this Lease;

(b)
this Lease has been duly authorized by all necessary action on Tenant’s part, duly executed and delivered by Tenant’s duly authorized officers, and constitutes a legal, valid and binding obligation of Tenant, enforceable against it in accordance with its terms except as the enforcement may be limited by (i) the effect of any applicable state or federal laws and judicial decisions, (ii) the discretion of any court or governmental or public body, authority, bureau or agency before which any proceeding may be brought, or (iii) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally;

(c)
no consent, license, approval or authorization of, or filing, registration or declaration with, or exemption or other action by, any governmental or public body, authority, bureau or agency is required in connection with the execution, delivery or performance by Tenant, of this Lease or the transactions herein contemplated;

(d)
Tenant’s execution, delivery and performance of this Lease (i) do not and will not violate (x) any of Tenant’s Articles of Association or By-Laws, or (y) any law, governmental regulation, judgment, order, writ, injunction or decree applicable to Tenant, in a manner which will materially adversely affect its ability to perform its obligations under any of the instruments listed above; (ii) do not and will not violate the provisions of, or constitute a default or an event of default under any indenture, mortgage, instrument, contract, lease or other undertaking to which Tenant is a party or by which it or any of its properties may be subject or bound in a manner which will materially adversely affect its ability to perform the same; or (iii) do not result and will not result in the creation or imposition of any lien, pledge, mortgage, claim, charge or encumbrance upon any of its property pursuant to such Lease or instrument, except as permitted by the Lease;

(e)
there is no action, suit or proceeding pending or, to the best of Tenant’s knowledge, threatened against or affecting Tenant, in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which (i) individually or in the aggregate would materially and adversely affect the financial position, business or operations of Tenant, taken as a whole, or the performance by Tenant, of its obligations hereunder (for purposes of this clause (i) with respect to Tenant, “material” shall mean exposure for liability in excess of $35 million), or (ii) would affect in any material respect the consummation or validity of this Lease to which it is a party or the transactions contemplated hereby or thereby;

(f)
Tenant is not in default (i) in the payment of any ad valorem real property taxes levied or assessed against the Substitute Property, or (ii) under any statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court), which, in either case, would individually or in the aggregate materially and adversely affect the financial position, business or operations of Tenant, or the performance by Tenant, of its obligations hereunder;

(g)
Tenant’s consolidated financial statements, including any amendments thereto, with supporting schedules and balance sheets and income statements for the period ending on _________ __, 2___ (the “Financial Statements”), which financial statements of Tenant have been prepared in accordance with generally accepted accounting principles consistently applied, present fairly and accurately, in accordance with such generally accepted accounting principles, the financial position and results of operations at the dates and for the periods indicated on such financial statements.  The Financial Statements are complete and correct in all material respects.  There are no material liabilities of any nature or in any amount that should be properly reflected or reserved against in a balance sheet and the notes thereto which are not fully reflected or reserved against in the Financial Statements;

(h)
since _________ __, 2___, there has been no material adverse change in the condition (financial or otherwise), business, operations, assets, liabilities or properties of Tenant and their subsidiaries, taken as a whole, and there has been no damage, destruction or loss of physical property (whether or not covered by insurance) which taken as a whole materially and adversely affects the business or operations of Tenant, in either case except as Tenant has disclosed in reports filed with the Securities and Exchange Commission;

(i)	Tenant is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code;

(j)	Tenant is not a party to any contract to lease or sell all or any part of the Substitute Property or any beneficial interest in the Substitute Property other than this Lease;

(k)	Tenant has not taken or caused to be taken any action which would have a material adverse effect on Tenant’s title to the Substitute Property;

(l)
(i) attached hereto as Exhibit ___ is a true, correct and complete list of all subleases, licenses and subtenancies (the “Subleases”) affecting the Substitute Property and all rent and additional rent payable thereunder; (ii) Tenant is not in default beyond any applicable notice and cure period of any of its obligations under any Sublease; and (iii) no tenant under any Sublease has any right to purchase all or any portion of the Substitute Property;

(m)	no breach presently exists under any covenant, condition, restriction, right-of-way or easement which materially affects the Substitute Property or any portion thereof;

(n)
to the best of Tenant’s knowledge, all material agreements, easements and other rights which are necessary to permit the lawful use and operation of the Substitute Property and which are necessary to permit the lawful use and operation of all utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and Tenant has not received notice of any pending modification or cancellation of any of the same; and the use of the Substitute Property does not in any material respect depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its continuing legal use and all building and use related required permits, approvals and consents have been issued and are in full force and effect;

(o)
to the best of Tenant’s knowledge, except for prior nonconforming uses the present condition and use of the Substitute Property conform to any conditions or requirements of the certificates of occupancy and other permits and approvals issued with respect to the same and do not in any material respect violate any applicable law, statute, ordinance, code, rule or regulation (including, without limitation, all applicable building, environmental, safety, fire, zoning and subdivision requirements);

(p)	there are no condemnation proceedings pending or, to the best of Tenant’s knowledge, threatened with respect to the Substitute Property or any part thereof;

(q)
(i) no written notices, complaints or orders of violation or non-compliance with Environmental Laws (defined below) have been received by Tenant, and no federal, state or local environmental investigation is pending or has been threatened in writing against Tenant with regard to the Substitute Property or any use thereof or any alleged violation of Environmental Laws with regard to the Substitute Property;

(ii) to the best of Tenant’s knowledge, except as otherwise disclosed in those certain environmental assessment reports of the Substitute Property described in Exhibit __ (the “Environmental Report”), the Substitute Property has not been used by Tenant or, to the best of Tenant’s knowledge, by any prior owner to generate, manufacture, refine, produce, or process, or to store or transfer any Hazardous Substance (defined below) other than in compliance in all material respects with Environmental Laws;

(iii) to the best of Tenant’s knowledge, except as otherwise disclosed in the Environmental Report, there exists no petroleum contamination to the Substitute Property in violation of applicable Environmental Laws which originated on or off the Substitute Property requiring assessment or remediation under applicable law or by governmental authorities having jurisdiction, and no underground storage tanks or surface impoundments (other than approved storm water impoundments) have been installed in the Substitute Property by Tenant, or, to the best of its knowledge, by other parties, in violation in any material respect of applicable Environmental Laws; and

(iv) to the best of Tenant’s knowledge, except as otherwise disclosed in the Environmental Report and in the asbestos report delivered to Landlord, neither Tenant nor, to the best of its knowledge, any third party, has caused a release of any Hazardous Substance, nor is there any friable asbestos at the Substitute Property, the removal of which is required by any Environmental Law or the failure to maintain constitutes a material violation of any Environmental Law.

For purposes of this subparagraph, (1) “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all similar federal, state and local environmental laws, ordinances, rules, publications, codes and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules, publications, codes and regulations, now or hereafter existing relating to regulation or control of toxic or hazardous substances or materials, and (2) “Hazardous Substance” shall mean and include any, each and all substances or materials regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, emission or material now or hereafter defined as or deemed to be a regulated substance, hazardous substance, toxic substance, pesticide, hazardous waste or any similar or like classification or categorization thereunder, provided that Hazardous Substances shall not include materials held for sale in containers or used or stored in connection with the operation or maintenance of the Property and in compliance in all material respects with all Environmental Laws, including petroleum products and any waste products generated therefrom;
(r)
the Substitute Property is insured or self-insured against loss by fire and hazards with extended coverage and such insurance coverage is in full force and effect and cannot be cancelled without thirty (30) days’ prior written notice to the named insureds therein.  Tenant has not received any notice of termination of such insurance coverage;

(s)	to the best of Tenant’s knowledge, the Substitute Property is in good working order for its intended purpose and there are no material structural or other material defects therein;

(t)
to the best of Tenant’s knowledge, the electrical, plumbing, heating, drainage, air conditioning, and other mechanical systems on the Substitute Property are in good working order and repair and are adequate in quality and quantity for the proper operation of the Substitute Property and are free from material defect;

(u)	all necessary utilities (or wells and/or septic systems) are available to the Substitute Property for the present use thereof;

(v)
to the best of Tenant’s knowledge, all surveys of the Substitute Property or any part thereof delivered by Tenant are, in all material respects, accurate, as-built surveys of the Substitute Property or of any part thereof;

(w)
Tenant has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties or its interest in the Substitute Property.  No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Tenant or of all or any substantial part of its properties or its interest in the Substitute Property has been appointed.  Tenant has not given notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations;

(x)	Tenant has not dealt with any broker in the negotiations of the transactions contemplated by this Lease, except for ______________________;

(y)
none of the representations and warranties set forth in this certification contains any material misstatement of fact or omits to state a material fact or statement necessary to make the facts or statements contained therein not misleading; and

(z)
upon the transfer and conveyance to Landlord of the Substitute Property, Landlord will acquire the Substitute Property free and clear of any liens, charges, encumbrances, security interests, options or rights of others other than Permitted Encumbrances.

As used herein, the term “Lease” shall include the Lease as amended with the assignment of the Substitute Property.